AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ISCO INTERNATIONAL, INC.

ISCO ILLINOIS, INC.

CLARITY COMMUNICATION SYSTEMS INC.

AND

JAMES FUENTES

(FOR HIMSELF AND AS REPRESENTATIVE OF THE RIGHTSHOLDERS)

Dated as of November 13, 2007

TABLE OF CONTENTS

		Page

AGREEMENT AND PLAN OF MERGER		1

RECITALS		1

ARTICLE I DEFINITIONS		1
1.1.	Certain Definitions.	1
1.2.	List of Additional Defined Terms.	1

ARTICLE II THE MERGER		1

2.1.	The Merger.	1
2.2.	Effective Time of the Merger.	1
2.3.	Closing; Closing Deliveries.	1
2.4.	Articles of Incorporation and Bylaws of the Surviving Corporation.	1
2.5.	Directors and Officers.	1
2.6.	Effect on Capital Stock and Rights and Enhanced Benefits.	1
2.7.	At-Risk Plan.	1
2.8.	Further Action.	1
2.9.	Reorganization Status.	1
2.10.	Rightsholder Notes.	1

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		1

3.1.	Organization.	1
3.2.	Capitalization.	1
3.3.	Authority; No Conflict; Necessary Consents.	1
3.4.	Financial Statements.	1
3.5.	Absence of Certain Changes or Events.	1
3.6.	Taxes.	1
3.7.	Title to Properties.	1
3.8.	Intellectual Property.	1
3.9.	Restrictions on Business Activities.	1
3.10.	Governmental Authorizations.	1
3.11.	Litigation.	1
3.12.	Compliance with Laws.	1
3.13.	Environmental Matters.	1
3.14.	Brokers’ and Finders’ Fees.	1
3.15.	Related Party Transactions.	1

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3.16.	Employee Benefit Plans and Compensation.	1
3.17.	Contracts.	1
3.18.	Insurance.	1
3.19.	Accounts Receivable.	1
3.20.	Warranties; Products Liability.	1
3.21.	Customers.	1
3.22.	Suppliers.	1
3.23.	Labor and Employment.	1
3.24.	Export Control Laws.	1
3.25.	Foreign Corrupt Practices Act.	1
3.26.	Powers of Attorney.	1
3.27.	Change of Control; Severance; Bonus Payments.	1
3.28.	Financial Projections.	1
3.29.	Books and Records.	1
3.30.	Tax Advice.	1
3.31.	Disclosures.	1

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY		1

4.1.	Organization; Good Standing; Capitalization of Merger Subsidiary.	1
4.2.	Authority; No Conflict; Necessary Consents.	1
4.3.	Capitalization.	1
4.4.	Availability of Funds.	1
4.5.	Litigation.	1
4.6.	SEC Filings.	1
4.7.	Brokers’ and Finders’ Fees.	1
4.8.	Parent’s and Merger Subsidiary’s Acknowledgement Regarding Forward-Looking Statements.	1
4.9.	Compliance with Laws.	1
4.10.	Issuance of Shares.	1

ARTICLE V CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME		1

5.1.	Conduct of Business by the Company Prior to Closing.	1
5.2.	Control of Business.	1

ARTICLE VI ADDITIONAL AGREEMENTS		1

6.1.	No Solicitation.	1
6.2.	Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.	1
6.3.	Public Disclosure.	1
6.4.	Regulatory Filings.	1
6.5.	State Anti-Takeover Law.	1
6.6.	Third-Party Consents.	1
6.7.	Notification of Certain Matters.	1

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6.8.	Rights and Enhanced Benefits.	1
6.9.	Indebtedness; Releases.	1
6.10.	Resignations.	1
6.11.	Rightsholders Agreements.	1
6.12.	Meeting of Parent Stockholders.	1
6.13.	Proxy Statement and Registration Statement.	1
6.14.	AMEX Listing.	1
6.15.	Tax Matters.	1
6.16.	Satisfaction of Obligations; Termination or Exchange of Certain Agreements and Plans.	1
6.17.	Company Transaction Expenses.	1
6.18.	Affiliates.	1
6.19.	Authorized Shares.	1
6.20.	Additional Actions; Further Assurances.	1
6.21.	Section 16 of the Exchange Act.	1
6.22.	Tax-Free Reorganization Status.	1

ARTICLE VII CONDITIONS TO THE MERGER		1

7.1.	Conditions to the Obligations of Each Party to Effect the Merger.	1
7.2.	Additional Conditions to the Obligations of Parent and Merger Subsidiary.	1
7.3.	Additional Conditions to the Obligations of the Company and Seller.	1

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		1

8.1.	Termination.	1
8.2.	Notice of Termination; Effect of Termination.	1
8.3.	Amendment.	1
8.4.	Extension; Waiver.	1

ARTICLE IX INDEMNIFICATION		1

9.1.	Survival of Representations and Warranties.	1
9.2.	Indemnification of Parent Indemnified Parties.	1
9.3.	Limitation on Indemnification; Mechanics.	1
9.4.	Indemnification Procedures – Non-Third Party Claims.	1
9.5.	Indemnification Procedures – Third Party Claims.	1
9.6.	Other Reductions in Indemnity Payments.	1
9.7.	No Contribution.	1
9.8.	Effect of Investigation.	1
9.9.	Subrogation.	1
9.10.	Exclusive Remedies.	1
9.11.	No Double Recovery.	1
9.12.	Mitigation.	1

ARTICLE X GENERAL PROVISIONS		1

10.1.	No Other Representations and Warranties.	1

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10.2.	Notices.	1
10.3.	Interpretation.	1
10.4.	Counterparts.	1
10.5.	Attorneys’ Fees.	1
10.6.	Entire Agreement; Third-Party Beneficiaries.	1
10.7.	Severability.	1
10.8.	Other Remedies; Specific Performance.	1
10.9.	Expenses.	1
10.10.	Rules of Construction.	1
10.11.	Assignment.	1
10.12.	Time.	1
10.13.	Governing Law; Jurisdiction.	1
10.14.	Waiver of Jury Trial.	1

ARTICLE XI THE REPRESENTATIVE		1

11.1.	Authorization.	1
11.2.	Reliance.	1
11.3.	Compensation; Exculpation.	1
11.4.	Expenses	1

Exhibits and Schedules

Exhibit A	Allocation Schedule
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Affiliate Letter
Exhibit E	Form of Confidentiality, Non-Competition and Intellectual Property Agreement
Exhibits F-1
and F-2	Forms of Phantom Stock Plan/At-Risk Acknowledgement
Exhibit G	Form of Restricted Stock Award Agreement
Exhibit H	Financial Statements Certificate

Schedule 2.3(c)(v) (to be delivered prior to Closing)

Company Disclosure Letter
Parent Disclosure Letter

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 13, 2007, by and among ISCO International, Inc., a Delaware corporation (“Parent”), ISCO Illinois, Inc., an Illinois corporation and a direct wholly-owned subsidiary of Parent (“Merger Subsidiary”), Clarity Communication Systems Inc., an Illinois corporation (the “Company”), and for the purposes described herein, James Fuentes (“Seller”), for himself and as the representative (the “Representative”) of the Rightsholders (as defined herein).

RECITALS

WHEREAS, Seller is the sole holder of all the shares of the Company’s issued and outstanding capital stock;

WHEREAS, the Company has implemented (i) a Nonqualified Phantom Stock Plan (the “Company Rights Plan”) pursuant to which holders (individually, a “Rightsholder” and collectively, the “Rightsholders”) of rights (“Rights”) are each entitled to receive upon a change of control of the Company a payout of such consideration received by the Company or its affiliates in such change of control in the allocations set forth next to each such Rightsholder’s name listed on the Allocation Schedule and (ii) an At-Risk Compensation Plan (the “At-Risk Plan”) pursuant to which Seller and certain Rightsholders have each agreed to suspend receipt of their respective salaries for employment with the Company in exchange for an amount equal to their accrued suspended salary (the “Suspended Salary”) in cash plus an equal amount to be paid in equity securities (the “Enhanced Benefit”) received in an acquisition of the Company in the amounts set forth next to Seller and each such Rightsholder’s name listed on the Allocation Schedule;

WHEREAS, it is proposed that the acquisition of the Company by Merger Subsidiary be accomplished by the merger of Merger Subsidiary with and into the Company, with the Company being the Surviving Corporation, in accordance with the applicable provisions of Illinois Law;

WHEREAS, the Company, prior to the Closing Date, may issue a note to each Rightsholder (the “Rightsholder Notes”) in partial satisfaction of their respective Rights under the Company Rights Plan and in full satisfaction of their respective Enhanced Benefits under the At-Risk Plan (to the extent applicable).

WHEREAS, each share of the capital stock and all other outstanding securities of the Company will thereupon be cancelled and converted into the right to receive the consideration as set forth herein, all upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Subsidiary, the Company and Seller desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, the boards of directors of Parent, Merger Subsidiary and the Company deem it advisable and in the best interest of their respective stockholders to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions provided for herein and have each approved, in accordance with applicable provisions of Applicable Law, this Agreement and the transactions contemplated hereby, including the acquisition of the Company by Parent through the Merger;

WHEREAS, Seller, as the Company’s sole stockholder, upon recommendation of the board of directors of the Company, has approved this Agreement and the Merger;

WHEREAS, Seller is a also a director of Parent and as a result, Parent has created a special committee that has reviewed, negotiated and recommended to the full board of directors of Parent that Parent approve the terms and conditions of the Merger set forth in this Agreement and the transactions contemplated hereby;

WHEREAS, in accordance with AMEX rules on related party transactions, the Audit Committee of the board of directors of Parent has approved the Merger and the transactions contemplated hereby and recommended to the full board of directors of Parent that Parent approve the terms and conditions of the Merger set forth in this Agreement and the transactions contemplated hereby;

WHEREAS, in accordance with AMEX rules, as well as Parent’s charter documents and equity incentive plan documents, the board of directors of Parent has resolved to submit to Parent’s stockholders for their approval (i) an increase in the number of shares of Parent Common Stock available for issuance under its certificate of incorporation, as amended, (ii) an increase in the number of shares available for issuance under Parent’s 2003 Equity Incentive Plan, as amended, (iii) this Agreement and the Merger and the issuance of the shares of Parent Common Stock to make the Payments pursuant to the Agreement (collectively, the “Parent Stockholder Approval”); and

WHEREAS, the Merger is intended to constitute a “reorganization” within the meaning of Code Section 368(a), and this Agreement sets forth a “plan of reorganization” within the meaning of Treas. Reg. §§ 1.368-2(g) and 1.368-3.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Subsidiary, the Company and Seller hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1.	Certain Definitions.

For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acquisition Proposal” shall mean, whether directly or indirectly solicited or unsolicited by the Company or Seller, any offer, proposal or any third party indication of interest or intent relating to any transaction or series of related transactions involving a merger, consolidation, share exchange, business combination, sale of a majority or all the assets of, sale of shares of capital stock of the Company or similar transaction or any combination of the foregoing involving the Company (other than the transactions contemplated by this Agreement and the issuance of shares of capital stock pursuant to the Rights outstanding on the date of this Agreement).

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Allocation Schedule” shall mean a schedule, attached hereto as Exhibit A, setting forth (a) the amount of Suspended Salary owing to each beneficiary under the At-Risk Plan, (b) the number of shares of Parent Common Stock to be paid to satisfy the Enhanced Benefits owing to each beneficiary under the At-Risk Plan, (c) the number of Shares of Parent Common Stock allocated to Seller and each Rightsholder at Closing, (d) the number of First Time-Based Shares allocated to Seller and each Rightsholder, (e) the number of Second Time-Based Shares allocated to Seller and each Rightsholder, (f) the number of Market-Based Shares allocated to Seller and each Rightsholder, and (g) Seller’s and each Rightsholder’s Indemnification Percentage (in each case, as such amounts and percentages may be updated from time to time in accordance with Section 2.6(h)).

“AMEX” shall mean the American Stock Exchange.

“Applicable Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, treaty, constitution, principle of common law, ordinance, code, edict, decree, directive, published guidance, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of Illinois.

“Change of Control” shall mean, except as to a transaction or series of transactions relating to or involving Parent’s existing lenders or any Affiliates thereof, any of the following:

(a)           the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act);

(b)           any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the capital stock of Parent (measured by voting power rather than number of shares); or

(c)           the consolidation of Parent with, or merging of Parent with or into, any Person, or the consolidation of any Person with, or the merging of any Person with or into, Parent, in any such event pursuant to a transaction in which any of the outstanding capital stock of Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where the capital stock of Parent outstanding immediately prior to such transaction is converted into or exchanged for capital stock of the surviving or transferee Person constituting a majority of the outstanding shares of such capital stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Closing Balance Sheet” shall mean a balance sheet of the Company dated as of the Closing Date prepared in a manner consistent with the Company’s past accounting practices and will be accompanied by a certification of the Company’s Chief Executive Officer that the Closing Balance Sheet presents fairly, completely and accurately the Company’s assets, liabilities and working capital of the Company as of the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Common Stock” shall mean the class of common stock, par value $1.00 per share, of the Company.

“Company Material Adverse Effect” shall mean any change, circumstance, development, effect, event, fact or occurrence that, individually, or when taken together with all such other changes, circumstances, developments, effects, events, facts or occurrences that exist or have occurred prior to the date of determination of the Company Material Adverse Effect, has caused, resulted in or had, or is reasonably likely to cause, result in or have, a material and adverse effect on the assets (whether real, personal or mixed, tangible or intangible), business, financial condition or results of operations of the Company excluding changes, circumstances, developments, effects, events, facts or occurrences directly or indirectly resulting from (a) matters generally affecting the businesses in which the Company operates, (b) matters generally affecting the economy of the United States and/or any country in which the Company sells products or services, (c) military action or any act of terrorism, (d) the disclosure of the transactions contemplated by this Agreement, (e) changes in Applicable Law, (f) changes in accounting rules or requirements or the interpretation thereof, or (g) compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement (including the taking of any action expressly required by this Agreement or acts or omissions of the Company or Seller or any of their Affiliates taken with the prior written consent of Parent).

“Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

“Credit Line” shall mean that certain line of credit by and between the Company and American Chartered Bank dated July 16, 2007.

“Delaware Law” shall mean the General Corporation Law of the State of Delaware and any other applicable law of the State of Delaware.

“Employees” shall mean all employees of the Company as of the date hereof and at the Closing Date.

“Environmental Law” shall mean any and all Applicable Law relating to occupational safety and health, the environment, or emissions, discharges or releases of Hazardous Substances into the environment, including ambient air, surface water, groundwater or land, or otherwise relating to the handling of Hazardous Substances or the investigation, clean-up or other remediation thereof.

“Environmental Matters” shall mean any liability or obligation arising under Environmental Law, whether arising under theories of contract, tort, negligence, successor or enterprise liability, strict liability or other legal or equitable theory, including (i) any failure to comply with an applicable Environmental Law or Environmental Permit and (ii) any liability or obligation arising from the manufacture, processing, distribution, treatment, storage, disposal, transport, presence of, release or threatened release of, or exposure of persons or property to, Hazardous Substances.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“First Year Cap” shall mean (a) the lesser of (x) $3,000,000 and (y) 75% of  Seller’s Total Share Value, minus (b) the aggregate value of Time-Based Shares already used to satisfy prior indemnification claims by Parent Indemnified Parties pursuant to the terms of this Agreement.

“Governmental Authority” shall mean any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Substance” shall mean any “hazardous substance,” “hazardous waste,” “pollutant,” “contaminant” or “toxic substance” (as defined or regulated by any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and regulations promulgated thereunder, or any analogous state and local laws and regulations), petroleum and petroleum products, polychlorinated biphenyls or asbestos.

“Illinois Law” shall mean the Business Corporation Act of Illinois and any other applicable law of the State of Illinois.

“Indebtedness” shall mean an amount equal to, as of the Closing Date, the then outstanding principal of, and accrued and unpaid interest on, and any premiums, prepayment fees and penalties due upon prepayment and full satisfaction of, all bank or other third party indebtedness for borrowed money of the Company, including the Seller’s Note, indebtedness under any bank credit agreement and any other related agreements but excluding all amounts due after the Closing Date under capital and operating leases and trade payables.

“Indemnification Percentage” shall mean, with respect to Seller and each Rightsholder, a percentage equal to (a) the number of Time-Based Shares allocated to such Person pursuant to the Allocation Schedule as of the Closing, divided by (b) 5,000,000; provided, however, that if Seller or one or more Rightsholders forfeit shares of Parent Common Stock pursuant to the terms set forth herein, with respect to Seller or of such Rightsholders’ Restricted Stock Agreement, then the Indemnification Percentage for Seller and each remaining Rightsholder shall be adjusted so that it equals (1) the number of Time-Based Shares allocated to Seller or such Rightsholder as set forth on the Allocation Schedule that have not then (x) vested in accordance with Section 2.6 or (y) been used to satisfy indemnification claims in accordance with Section 9.2(b), divided by (2) the total number of Time-Based Shares that have not then (x) vested in accordance with Section 2.6, (y) been used to satisfy indemnification claims in accordance with Section 9.2(b) or (z) been forfeited by Seller or a Rightsholder, as applicable.

“Key Employee” shall mean Seller, Bill Jenkins and Dennis Hansen.

“Knowledge” shall mean with respect to the Company, with respect to any matter in question, the actual knowledge of James Fuentes or any other Key Employee.

“Legal Proceedings” shall mean any action, claim, suit, litigation, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Authority.

“Liability” or “Liabilities” shall mean all indebtedness, obligations and other liabilities, whether direct or indirect, and any loss, damage (including direct, incidental, consequential and special damages), cost, deficiency, Lien, penalty, fine, cost or expense (including any litigation expenses), or any diminution in value of any real or personal property (excluding any depreciation), or contingent liability, loss contingency, unpaid expense, claim, guaranty or endorsement (other than endorsements for deposits or collection of checks in the ordinary course of business).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Market Price” shall mean the price per share of Parent Common Stock determined as follows:

(a)           If the Parent Common Stock is listed for trading on one or more securities exchanges, the closing price or last price per share of the Parent Common Stock on the principal securities exchange on which the Parent Common Stock is then listed for trading.

(b)           If the Parent Common Stock is not listed for trading on a securities exchange on such date but is traded in the over-the-counter market, then the average of the closing bid and ask prices per share for the Parent Common Stock in the over-the-counter market as reported by Bloomberg or, if no closing bid and ask prices are reported for the Parent Common Stock by Bloomberg, the average of the bid and ask prices per share of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC or its successor.

(c)           If the Parent Common Stock is not publicly traded on such date, then as the Representative and Parent agree, or in the absence of such an agreement, by arbitration in accordance with the rules then standing of the American Arbitration Association, before a single arbitrator to be chosen by the Representative and Parent from a panel of persons qualified by education and training to pass on the matter to be decided.

“Non-Continuing Rightsholders” shall mean the following Rightsholders who will not be continuing employment with Parent or the Surviving Corporation following the Closing Date: Dennis Johnson, Dan Kennelly, Gerald L. Zielinski, Jo-Fang Hsueh, Terry Piatak, and Mike Foley.

“Parent Common Stock” shall mean the class of common stock, par value $0.001 per share of Parent.

“Parent’s Total Equity Market Capitalization” as of any date shall mean the product of (A) the Market Price multiplied by (B) the sum of (i) the total number of shares of Parent Common Stock issued and outstanding on such date plus (ii) the total number of shares of Parent Common Stock issuable upon the conversion or exercise of options or warrants convertible into or exercisable for Parent Common Stock.

“Payments” shall mean the Initial Merger Consideration, the Contingent Merger Consideration, the Initial Rights Payments, the Contingent Rights Payments, and the Enhanced Benefits, as may be adjusted from time to time pursuant to the terms of this Agreement.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Pre-Closing Tax Period” shall mean all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Related Party Transaction” shall mean any transaction, agreement, relationship, arrangement, or understanding between the Company and any stockholder, director, officer or other Affiliate of the Company, or any immediate family member of a stockholder, director, officer or Affiliate of the Company with respect to or involving (a) any property, real or personal, or right, tangible or intangible (including Company Intellectual Property), which is used in the business of the Company, (b) any money owed to the Company or money owed by the Company or any Affiliate, (c) any contract or other arrangement, written or oral, with the Company, other than as an at-will employee, or (d) any direct or indirect interest in any Company Material Contract.

“Restricted Stock Award Agreements” shall mean the Restricted Stock Award Agreements to be executed after the Closing by each Rightsholder in substantially the form attached hereto as Exhibit G in connection with the issuance of the Contingent Rights Payments.

“SEC” shall mean the United States Securities and Exchange Commission, or any successor thereto.

“Second Year Cap” shall mean (a) the lesser of (x) $2,000,000 and (y) 50% of  Seller’s Total Share Value, minus (b) the aggregate value of Time-Based Shares already used to satisfy prior indemnification claims by Parent Indemnified Parties pursuant to the terms of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller’s Liquidated Share Value” shall mean the aggregate amount of net proceeds (i.e. after applicable taxes and commissions, if any) received by Seller from the sale of any shares of Parent Common Stock actually received by Seller pursuant to the terms of this Agreement.

“Seller’s Held Share Value” shall mean the aggregate value of the shares of Parent Common Stock actually received by Seller pursuant to the terms of this Agreement that are held by Seller at the time a Three-Year Indemnification Matter is finally resolved in accordance with the terms of this Agreement, as valued in accordance with Section 9.2(c) hereof.

“Seller’s Note” shall mean that certain Promissory Note in the aggregate principal amount of Two Million Dollars ($2,000,000) by and between Seller and the Company dated as of December 31, 2006.

“Seller’s Total Share Value” shall mean (a) Seller’s Liquidated Share Value, plus (b) Seller’s Held Share Value.  For purposes of example only, if (x) Seller receives 12,000,000 shares of Parent Common Stock pursuant to this Agreement, Seller sells 2,000,000 shares for net proceeds of $500,000 (z) Seller’s remaining 10,000,000 shares of Parent Common Stock are worth $3,000,000 at the time the indemnification claim in question is finally resolved as determined in accordance with this Agreement, then Seller’s Total Share Value shall equal $3,500,000 (i.e. $500,000 of Seller’s Liquidated Share Value and $3,000,000 of Seller’s Held Share Value).

“Subsidiary” shall mean, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Year Cap” shall mean (a) the lesser of (x) $1,000,000 and (y) 25% of  Seller’s Total Share Value, minus (b) the aggregate value of Time-Based Shares already used to satisfy prior indemnification claims by Parent Indemnified Parties pursuant to the terms of this Agreement.

“Three-Year Company Representations” shall mean the representations and warranties of the Company set forth in Sections 3.2, 3.3(a), 3.3(b)(i), 3.6, and 3.30.

“Time-Based Shares” shall mean, collectively, the First Time-Based Shares and the Second Time-Based Shares.

“Transaction Documents” shall mean this Agreement, the Phantom Stock Plan/At-Risk Acknowledgements, the Non-Competition Agreements, the Employment Agreement, the Restricted Stock Award Agreements, the Registration Rights Agreement, the Allocation Schedule, and the Affiliate Letter.

“Two-Year Company Representations” shall mean the representations and warranties of the Company set forth in Sections 3.1, 3.3(b)(ii), 3.3(b)(iii), 3.3(c) and 3.14.

1.2.	List of Additional Defined Terms.

The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms identified below:

Term	Defined in Section
Affiliate Letter	6.17
Agreement	Preamble
Articles of Incorporation	2.4
Articles of Merger	2.2(a)
At-Risk Plan	Recitals
Certificate	2.6(g)
Change of Control Valuation	2.6(m)
Claim Notice	9.4(a)
Closing	2.3(a)
Closing Date	2.3(a)
Closing Reimbursement	2.2(c)(v)
Company	Preamble
Company Balance Sheet	3.4
Company Benefit Plan	3.16(a)
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Charter Documents	3.1(b)
Company Disclosure Letter	Preamble to Art. III
Company Financials	3.4
Company Intellectual Property	3.8(a)
Company Material Contract	3.17(a)
Company Permits	3.10
Company Products and/or Services	3.8(a)
Company Registered Intellectual Property	3.8(a)
Company Rights Plan	Recitals
Company Source Code	3.8(i)
Company Survival Date	9.1
Company Transaction Expenses	2.3(c)(v)
Contingent Merger Consideration	2.6(d)(ii)

Term	Defined in Section
Contingent Rights Payments	2.6(e)(iii)
Customer Information	3.8(k)
Effective Time	2.2(a)
Employment Agreement	2.3(b)(ii)
End Date	8.1(b)
Enhanced Benefit	Recitals
Environmental Permits	3.13
ERISA	3.16(a)
ERISA Affiliate	3.16(a)
Export Approvals	3.24
FCPA	3.25
Financial Statements Certificate	7.2(l
Financials	3.4
First Time-Based Shares	2.6(d)(ii)(A)
401(k) Plan	6.16(c)
Fraud Claim Exception	9.3(d)
GAAP	3.4
Illinois Secretary of State	2.2(a)
Indemnity Claim Dispute Notice	9.4(b)
Indemnified Party	9.4(a)
Indemnitor	9.4(b)
Identified Payments	2.10
Initial Merger Consideration	2.6(d)(i)
Initial Rights Payments	2.6(e)(i)
Intellectual Property	3.8(a)
Intellectual Property Rights	3.8(a)
Interim Financials	3.4
Losses	9.2
Lease Documents	3.7(b)
Market-Based Shares	2.6(d)(ii)(B)
Merger Subsidiary	Preamble
Merger	2.1
Necessary Governmental Consents	3.3(c)
Non-Competition Agreements	7.2(d)
Notice of Third Party Claim	9.5
Open Source	3.8(h)
Other Company Representations	9.3(c)(i)
Parent	Preamble
Parent Disclosure Letter	Preamble to Art. IV
Parent-Filed Returns	6.15(a)
Parent’s 401(k) Plan	6.16(c)
Parent Indemnified Party	9.2
Parent Indemnified Parties	9.2

Term	Defined in Section
Parent SEC Reports	4.6
Parent Stockholder Approval	Recitals
Parent Stockholders’ Meeting	6.11
Pay-Off Amount	2.3(b)(vi)
Phantom Stock Plan/At-Risk Acknowledgements	7.2(j)
Plan	3.16(a)
Proxy Statement	6.13
Real Property	3.7(a)
Related Party Transactions	3.15
Relevant Group	3.6(a)(i)
Representative	Preamble
Required Consents	6.6
Rights	Recitals
Rightsholder(s)	Recitals
Rightsholder Notes	Recitals
Second Time-Based Shares	2.6(d)(ii)(A)
Seller	Preamble
Seller Cap	9.3(a)
Seller-Filed Returns	6.15(a)
Seller Threshold Amount	9.3(a)
Shrink-Wrapped Code	3.8(a)
Significant Customer	3.21
Significant Supplier	3.22
Source Code	3.8(a)
Surviving Corporation	2.1
Suspended Salary	Recitals
Tax or Taxes	3.6(a)(ii)
Tax Benefit	9.6
Tax Return	3.6(a)(iii)
Third Party Claim	9.5
Three-Year Indemnification Matters	9.3(c)(iii)
Threshold Amount	9.3(a)
Threshold Claim Exceptions	9.3(b)
Title Claim Exception	9.3(d)
Transfer Taxes	6.15(e)
WARN Act	3.23(d)

ARTICLE II
THE MERGER

2.1.	The Merger.

Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Illinois Law, at the Effective Time, Merger Subsidiary shall be merged with and into the Company (the “Merger”), whereupon the separate corporate existence of Merger Subsidiary shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and a wholly-owned subsidiary of Parent.  (The Company as the surviving corporation of the Merger, is sometimes hereinafter referred to as the “Surviving Corporation”). At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Illinois Law.  Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.

2.2.	Effective Time of the Merger.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Merger Subsidiary shall cause the Merger to be consummated under Illinois Law by filing articles of merger (“Articles of Merger”) in customary form and substance with the Secretary of State of the State of Illinois (the “Illinois Secretary of State”) and make all other filings or recordings required by Illinois Law in connection with the Merger.  The Merger shall become effective at such time (the “Effective Time”) as the Articles of Merger are accepted by the Illinois Secretary of State or at such later time as is specified in the Articles of Merger.

(b)           Pursuant to the transactions contemplated by this Agreement and subject to the terms and conditions set forth herein, including Sections 2.6(d) and 2.6(e), and in any applicable Transaction Document, Parent shall issue up to an aggregate of 40,000,000 shares of Parent Common Stock, including 20,000,000 shares of Parent Common Stock at Closing, up to an aggregate of 5,000,000 Time-Based Shares (as defined in Section 2.6(d)(ii)(A)) and up to an aggregate of 15,000,000 shares of Market-Based Shares (as defined in Section 2.6(d)(ii)(B)).

2.3.	Closing; Closing Deliveries.

(a)           Closing Date.  The consummation of the Merger (the “Closing”) shall take place at a closing to occur at the offices of Pepper Hamilton LLP, 600 Fourteenth Street, N.W., Washington, D.C. 20005, within three Business Days after the date on which all conditions to Closing set forth in Article VII have been met or waived (to the extent that any such condition may be waived under this Agreement and Applicable Law, and other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver, to the extent permitted by this Agreement and Applicable Law, of such conditions), or at such other location, date and time as Parent, Merger Subsidiary and the Company shall mutually agree upon in writing, with the date upon which the Closing shall actually occur pursuant hereto being referred to in this Agreement as the “Closing Date.”

(b)           Closing Obligations and Deliveries – the Company.  At the Closing, the Company shall:

(i)            deliver to Parent a certificate, duly executed by the corporate secretary of the Company, dated the Closing Date, to the effect that: (A) the Company Charter Documents attached to such certificate are true, complete and correct, and were in full force and effect in the form as attached to such certificate on the date of this Agreement and on the Closing Date, (B) a copy of the resolutions of the board of directors and Seller, as the Company’s sole stockholder, as attached to such certificate are true, complete and correct on the date of this Agreement and on the Closing Date, (C) Seller is the sole holder of record of the shares of capital stock of the Company, (D) the number of Rights and Enhanced Benefits, as applicable, set forth next to the name of each Rightsholder and Seller, as applicable, set forth on the Allocation Schedule correctly represent the number of Rights and/or Enhanced Benefits held of record by such Rightsholder or by Seller, as applicable, on the date of this Agreement and on the Closing Date, and there are no other Rights or Enhanced Benefits outstanding, (E) the Allocation Schedule accurately represent the amounts payable to each holder of capital stock of the Company, Rights, or Enhanced Benefits in connection with the transactions contemplated by the Merger based upon the rights and privileges of the shares of capital stock of the Company, Rights, or Enhanced Benefits held by such holder as reflected in the Company Charter Documents (as defined herein) and other instruments or agreements defining the rights of holders of securities of the Company, Rights, or Enhanced Benefits, and (F) the officers or officers of the Company executing this Agreement and the other documents delivered in connection with the transactions contemplated by this Agreement to be executed and delivered by the Company are incumbent officers and the signatures on this Agreement and such documents are their genuine signatures;

(ii)           deliver, or cause to be delivered to Parent, the Employment Agreement (the “Employment Agreement”) executed by Seller in substantially the form attached hereto as Exhibit B;

(iii)          deliver, or cause to be delivered to Parent the certificate representing all of the issued and outstanding shares of the Company’s capital stock owned by Seller;

(iv)          deliver, or cause to be delivered to Parent, all of the other certificates, resignations, agreements and releases and other documents and instruments set forth in Article VII;

(v)           deliver, or cause to be delivered to Parent, the Registration Rights Agreement executed by Seller; and

(vi)          deliver, or cause to be delivered to Parent, a pay-off letter from American Chartered Bank setting forth the amount necessary to pay off the Credit Line in full at Closing (the “Pay-Off Amount”).

(c)           Closing Obligations and Deliveries - Parent.  At the Closing, Parent shall:

(i)            deliver to Seller certificates representing the Initial Merger Consideration (as defined herein) in partial consideration for the exchange of all of the shares of Company Common Stock in the amounts set forth on the Allocation Schedule;

(ii)           deliver to Seller, certificates representing the Enhanced Benefit (less any withholding) in the amount set forth on the Allocation Schedule;

(iii)          deliver to the Rightsholders, certificates representing the Initial Rights Payment (as defined herein) (less any withholding) to the Rightsholders in the amounts set forth on the Allocation Schedule;

(iv)          deliver to the Rightsholders receiving Enhanced Benefits, certificates representing the Enhanced Benefits (less any withholding) to certain Rightsholders in the amounts set forth on he Allocation Schedule;

(v)           deliver to the parties identified on Schedule 2.3(c)(v) pursuant to instructions set forth thereon an amount in cash up to a maximum of Three Hundred Seventy-Five Thousand Dollars ($375,000) (the “Closing Reimbursement”) to cover certain of the Company’s transaction fees and expenses solely and directly related to the Merger (“Company Transaction Expenses”);

(vi)          deliver, or cause to be delivered to Seller the Employment Agreement executed by Parent;

(vii)         deliver to Seller a certificate, duly executed by the corporate secretary of Parent, dated the Closing Date, to the effect that: (A) the copy of the resolutions of the board of directors of Parent, the board of directors or managers, as applicable, of the Merger Subsidiary and Parent, as the sole stockholder or member, as applicable, of the Merger Subsidiary, attached to such certificate with respect to the Merger are true, complete and correct and in effect on the Closing Date and (B) the officer or officers of Parent executing this Agreement and the other documents delivered in connection with the transactions contemplated by this Agreement to be executed and delivered by Parent are incumbent officers and the signatures on this Agreement and such documents are their genuine signatures;

(viii)        deliver to Seller the Registration Rights Agreement executed by Parent; and

(ix)           pay to American Chartered Bank the Pay-Off Amount and deliver to Seller a full and unconditional release of Seller’s personal obligations under the Credit Line, such release to be in form and substance reasonably satisfactory to Seller and Parent.

2.4.	Articles of Incorporation and Bylaws of the Surviving Corporation.

At the Effective Time, (i) the articles of incorporation (the “Articles of Incorporation”) of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to be identical to the Articles of Incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time, until thereafter amended as provided under Illinois Law and such Articles of Incorporation; provided that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is Clarity Communication Systems Inc.”, and (ii) the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (other than any express references to the name of Merger Subsidiary in such bylaws, which shall be amended to refer to the Surviving Corporation) until thereafter amended in accordance with Illinois Law and as provided in the Articles of Incorporation of the Surviving Corporation and such bylaws.

2.5.	Directors and Officers.

The directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold such office in accordance with the provisions of Illinois Law and the Articles of Incorporation and bylaws of the Surviving Corporation.  Notwithstanding the above, other than James Fuentes, no current officer or director of the Company as of the date hereof shall remain an officer and/or director of the Company as of and after the Effective Time.

2.6.	Effect on Capital Stock and Rights and Enhanced Benefits.

Upon the terms and subject to the conditions of this Agreement, at the Effective Time, and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any shares of capital stock, other securities, Rights or Enhanced Benefits of the Company:

(a)           Treasury Stock.  All shares of capital stock of the Company, if any, held in the Company’s treasury shall be cancelled and cease to exist and no cash or other consideration shall be delivered in exchange therefore.

(b)           Subsidiary and Parent-Owned Stock.  All shares of capital stock of the Company, if any, held by any direct or indirect wholly-owned Subsidiary of the Company shall be cancelled and cease to exist and no cash or other consideration shall be delivered in exchange therefor.  All shares of capital stock of the Company, if any, held by Parent, or any direct or indirect wholly-owned Subsidiary of Parent shall be canceled and cease to exist and no cash or other consideration shall be delivered in exchange therefore.

(c)           Merger Subsidiary Shares.  At the Effective Time, each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation, and all of such shares shall be held by Parent.

(d)           Conversion of Company Securities.  In exchange for the cancellation of shares of Company Common Stock, such shares shall be converted into the right by Seller to receive in the Merger the shares of Parent Common Stock allocated to Seller on the Allocation Schedule (as updated in accordance with the terms hereof) as follows:

(i)            Initial Merger Consideration.  Subject to the conditions to Closing set forth herein, at the Effective Time, Seller shall receive the shares of Parent Common Stock (the “Initial Merger Consideration”) allocated to Seller on the Allocation Schedule (as updated in accordance with the terms hereof) under the heading “Closing Shares”.

(ii)           Contingent Merger Consideration.  Seller shall be eligible to receive future consideration in the Merger (the “Contingent Merger Consideration”) as follows:

(A)           Time-Based.  Subject to the conditions set forth herein, on the first anniversary of the Closing Date, Seller shall receive the shares of Parent Common Stock allocated to Seller on the Allocation Schedule (as updated in accordance with the terms hereof) under the heading “First Time-Based Shares” representing his portion of first time-based shares (the “First Time-Based Shares”) and on the second anniversary of the Closing Date, Seller shall receive the shares of Parent Common Stock allocated to Seller on the Allocation Schedule (as updated in accordance with the terms hereof) under the heading “Second Time-Based Shares” representing his portion of second time-based shares (the “Second Time-Based Shares”).

(B)           Market-Based. Subject to the conditions set forth herein, Seller shall receive the shares of Parent Common Stock allocated to Seller on the Allocation Schedule (as updated in accordance with the terms hereof) under the heading “Market-Based Shares” representing his portion of shares of Parent Common Stock issuable if the thresholds set forth in this Section 2.6(d)(ii)(B) are met (the “Market-Based Shares”).  Twenty-Five Percent (25%) of Seller’s Market-Based Shares shall become issuable on the first date on which Parent’s Total Equity Market Capitalization first equals or exceeds each of the following thresholds within a three year period from the Closing Date for at least Forty (40) of the Forty-Five (45) consecutive trading days (and such Market-Based Shares shall be issued to Seller within Twenty (20) Business Days of such date):

(1)	One Hundred Twenty-Five Million Dollars ($125,000,000);

(2)	One Hundred Seventy-Five Million Dollars ($175,000,000);

(3)	Two Hundred Twenty-Five Million Dollars ($225,000,000); and

(4)	Two Hundred Seventy-Five Million Dollars ($275,000,000).

(e)           Further Obligations With Respect to Rights and Enhanced Benefits.  Subject to the conditions set forth herein and in Restricted Stock Award Agreements or Phantom Stock Plan/At-Risk Acknowledgements, as applicable, executed by Parent and Rightsholders pursuant to which:

(i)            Subject to the conditions to Closing set forth herein, at the Effective Time, each Rightsholder shall receive at Closing the shares of Parent Common Stock allocated to such Rightsholder on the Allocation Schedule (as updated in ac0cordance with the terms hereof) under the heading “Closing Shares” in satisfaction of a portion of their respective Rights (the “Initial Rights Payments”) in accordance with the Company Rights Plan the number of shares of Parent Common Stock equal to such Rightsholder’s portion of the Initial Rights Payment set forth next to such Rightsholders name on the Allocation Schedule.

(ii)            at Closing, Seller and the Rightsholders listed on the Allocation Schedule shall receive the shares of Parent Common Stock in the amount set forth next to Seller’s and such Rightsholder’s name on the Allocation Schedule (as updated in accordance with the terms hereof) under the heading “At-Risk Shares” in full satisfaction of the Company’s obligation to Seller and such Rightsholder for Enhanced Benefits under the At-Risk Plan. For purposes of valuing the shares to be received by an applicable Rightsholder in satisfaction of Enhanced Benefits, the value of each of such shares of Parent Common Stock shall be equal to the average Market Price of Parent Common Stock for the consecutive ten day trading period ending the second trading day prior to the Closing Date.

(iii)            after Closing, each Rightsholder shall be eligible to receive from Parent contingent Rights payments (“Contingent Rights Payments”) consisting of the Time-Based Shares and the Market-Based Shares allocated to such Rightsholder on the Allocation Schedule (as updated in accordance with the terms hereof) under the headings “Time-Based Shares” and “Market-Based Shares” (respectively) in full satisfaction of the remainder of such Rightsholder’s Rights, which Contingent Rights Payments shall be based on, and subject to, the same time and market capitalization thresholds and related mechanics, as applicable, set forth in Section 2.6(d)(ii).

(f)           Adjustment to Initial Merger Consideration and Rights Payment.  Notwithstanding anything to the contrary herein and unless waived by Parent in its sole discretion, if the amount of total liabilities, except for the Rightsholder Notes, if any, on the Closing Balance Sheet delivered to Parent at Closing as an exhibit to the Financial Statements Certificate pursuant to Section 7.2(l) exceeds One Million Five Hundred Thousand Dollars ($1,500,000), the sum of the number of shares of Parent Common Stock comprising the Initial Merger Consideration and the Initial Rights Payments at Closing shall be reduced on a pro-rata basis among Seller and the Rightsholders by an amount equal to (i) the amount by which such total liabilities exceed One Million Five Hundred Thousand Dollars ($1,500,000), divided by (ii) the average Market Price of Parent Common Stock for the consecutive ten day trading period ending the date immediately prior to the Closing Date.  For the avoidance of doubt, it is understood and agreed that (i) the liabilities set forth on the Closing Balance Sheet shall include the amount outstanding under the Credit Line and (ii) prior to the Closing, the Company shall use the Credit Line to pay the Suspended Salary, including any withholding amounts, portion of the At-Risk Plan in accordance with the terms of this Agreement.

(g)          Cancellation; Right to Consideration/Payments.  All shares of capital stock, other securities of the Company, Rights, and Enhanced Benefits when converted or exchanged as provided in this Article II, shall be retired, shall cease to be outstanding and shall automatically be cancelled, and the holder of a certificate or other instrument evidencing such security of the Company, Rights, or Enhanced Benefits (“Certificate”) that, immediately prior to the Effective Time represented such shares of capital stock, other security of the Company, Rights, or Enhanced Benefits shall cease to have any rights with respect thereto, except the right to receive the Payments, in accordance with Article II, applicable to the shares, other securities, Rights, or Enhanced Benefits represented by such Certificate.  The Payments set forth in this Article II and paid in accordance with the terms herein shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares, other securities, Rights, or Enhanced Benefits, and there shall be no registration of transfers on the records of the Surviving Corporation of any shares of capital stock, other securities of the Company, Rights, or Enhanced Benefits that were outstanding immediately prior to the Effective Time.

(h)          Allocation Schedule.  Attached hereto as Exhibit A is the current draft of the Allocation Schedule based on currently available information.  One Business Day prior to the Closing, the Company shall deliver to Parent an updated Allocation Schedule, which Allocation Schedule shall be updated to reflect (a) the final number of shares under the heading “At-Risk Shares” and (b) the final number of shares of Parent Common Stock to be issued at Closing, the final number of Time-Based Shares and the final number of Market-Based Shares (and, in each case, the related allocations thereof), which numbers and related allocations shall be adjusted to reflect (i) the final number of shares under the heading “At-Risk Shares”, (ii) certain expenses incurred by the Company in connection with the transactions contemplated hereby, (iii) any adjustment pursuant to Section 2.7(f) and (iv) any Rightsholders or Non-Continuing Rightsholder ceasing to be eligible to receive Payments hereunder pursuant to the terms of the Company Rights Plan and/or the At-Risk Plan between the date hereof and the Closing.  Subsequent to the Closing, if Seller or one or more Rightsholders forfeit shares of Parent Common Stock pursuant to the terms hereof, in the case of Seller, or of such Rightsholders’ Restricted Stock Award Agreement, in the case of such Rightsholder, then the Representative shall as soon as reasonably practicable prepare a revised Allocation Schedule reflecting the forfeited shares of Parent Common Stock as well as revised Indemnification Percentages (if applicable).  The Company represents, warrants and agrees that (i) the Allocation Schedule, as updated in accordance with this Section 2.6(h), complies with (and will comply with) and does not (and will not) violate any provision of the Company Charter Documents, the Company Rights Plan, the At-Risk Plan or any other agreement, arrangement or understanding to which the Company and any holder or holders of capital stock, other securities of the Company, Rights or Enhanced Benefits are parties, in each case as in effect as of the Closing Date, and (ii) the Allocation Schedule will be used by Parent and the Representative for all purposes of determining the amounts to which any holder of capital stock, other securities of the Company, Rights, or Enhanced Benefits is entitled with respect to the Payments and each of Parent and the Representative shall be entitled to assume the accuracy of such Allocation Schedule at and after the Closing.

(i)            Exchange Procedures.  As soon as reasonably practicable after execution of this Agreement, the parties hereto shall mutually agree to the exchange procedures in connection with the surrender of Certificates.  Upon surrender of a Certificate or Certificates for cancellation to the Company prior to the Effective Time (who shall deliver such Certificates to Parent), or Parent after the Effective Time or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by Parent, the holder of such Certificate, subject to Section 2.6(j), shall be entitled to receive upon the Effective Time in exchange therefor the portion of the Payments  applicable to the shares of capital stock, other securities of the Company, Rights, or Enhanced Benefits represented by such Certificate as indicated in the Allocation Schedule, as applicable, and upon the Effective Time the Certificate so surrendered shall forthwith be cancelled.  Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the Payments into which such shares of the capital stock, other securities of the Company, Rights, or Enhanced Benefits shall have been so converted.

(j)            Required Withholding.  Notwithstanding anything to the contrary set forth in this Agreement, each of Parent, Merger Subsidiary, the Company, the Surviving Corporation and any of their agents shall be entitled to deduct and withhold from any consideration or other payments deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under Applicable Law and to request any necessary Tax forms, or Tax information, from the holder or former holder of shares of capital stock, other securities of the Company, Rights, Enhanced Benefits or Suspended Salary and any other recipients of payments hereunder.  To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(k)           No Liability.  Notwithstanding anything to the contrary set forth in this Agreement, neither the Surviving Corporation nor any other party hereto shall be liable to a holder of shares of capital stock, other securities of the Company, Rights, or Enhanced Benefits for any amount properly paid to a public official pursuant to any Applicable Laws.

(l)            Adjustments.  The shares of Parent Common Stock issued to Seller and the Rightsholders pursuant to the terms set forth herein shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring between the date hereof and the date on which applicable shares of Parent Common Stock shall vest in accordance with the terms and conditions set forth herein or in such other applicable Transaction Document.

(m)          Acceleration.If at any time after the Closing Date, and while any Time-Based Shares or Market-Based Shares are unvested and not forfeited, a Change of Control occurs with respect to Parent, then prior to such Change of Control, (i) Parent shall issue to Seller and applicable Rightsholders any Time-Based Shares that have not been issued, and (ii) if the Change of Control would result in a valuation of Parent and its Subsidiaries, determined in good faith by Parent’s board of directors (the “Change of Control Valuation”), that equals or exceeds any of the thresholds set forth in Section 2.6(d)(ii)(B) with respect to the Market-Based Shares, Parent shall issue to Seller and applicable Rightsholders the number of Market-Based Shares that would have been issued to Seller and applicable Rightsholders if Parent’s Total Equity Market Capitalization had equaled the Change of Control Valuation for a period of at least Forty (40) of the Forty Five (45) consecutive days within the three-year period following the Closing Date.

2.7.	At-Risk Plan.

Prior to the Effective Time, the Company shall use the Credit Line to pay the amount of Suspended Salary (including any applicable withholdings for Taxes) then-owing to each beneficiary under the At-Risk Plan as set forth on the Allocation Schedule (as such Allocation Schedule may be updated in accordance with Section 2.6(h)). At the Effective Time, Parent shall issue the shares representing the Enhanced Benefits to the Company on behalf of and for delivery to such individuals and in such amounts as set forth on the Allocation Schedule (as such Allocation Schedule may be updated in accordance with Section 2.6(h)).

2.8.	Further Action.

At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Subsidiary, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

2.9.	Reorganization Status.

The Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement sets forth a “plan of reorganization” within the meaning of Treas. Reg. §§ 1.368-2(g) and 1.368-3.

2.10.	Rightsholder Notes.

Notwithstanding anything to the contrary contained in this Agreement or in any Transaction Document, it is understood and agreed that (a) any shares of Parent Common Stock received by a Rightsholder pursuant to Section 2.6(e)(i) or Section 2.6(e)(ii) (the “Identified Payments”) shall be deemed to have first been paid to the Company, and then paid by the Company to the applicable Rightsholder in satisfaction of such Rightsholder’s Rightsholder Note, if any, (b) upon the receipt of each of the Identified Payments by such Rightsholder, such Rightsholder’s Rightsholder Note, if any, will be paid in full and the Company shall have no further liability with respect thereto and (c) the Company shall be permitted to issue the Rightsholder Notes and pay off the Rightsholder Notes in connection with the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY

The Company, through its officers, director and sole stockholder, represents and warrants to Parent and Merger Subsidiary, including the information disclosed in the disclosure letter (referencing the appropriate section or subsection of this Agreement, as applicable) supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Letter”), as follows in this Article III.

3.1.	Organization.

(a)           Organization; Good Standing; Power and Authority.  The Company is a corporation duly organized, validly existing and in good standing under Illinois Law with full corporate power and authority to conduct its business as it is currently being conducted and to own or lease, as applicable, its assets as currently owned or leased.  The Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

(b)           Charter Documents.  The Company has delivered or made available to Parent a true and correct copy of the articles of incorporation, including all certificates of designation thereto (the “Company Charter”), and bylaws of the Company (the “Company Bylaws”), each as amended and or restated to date (collectively, the “Company Charter Documents”).

(c)           Subsidiaries.  The Company currently has no Subsidiaries and except as set forth in Section 3.1(c) of the Company Disclosure Letter never has had Subsidiaries and does not own or control, directly or indirectly, any equity, participation or similar interest in any Person.

3.2.	Capitalization.

(a)           Capital Stock.  The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock and no other shares of capital stock.  All 1,000 shares of Company Common Stock are issued and outstanding and are beneficially owned by Seller.  All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with federal and state securities laws and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(b)           Rights.  The Allocation Schedule sets forth a true, complete and correct list of all Rights issued and outstanding.  Since October 15, 2007 no Rights have been granted to any Person.

(c)           Other Securities.  Except as described in this Section 3.2, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company is a party or by which any of them is bound obligating the Company to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, or other voting securities of the Company, or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking.  The Company is not in violation of any provisions granting holders of Company securities or Rights preemptive, purchase or similar rights in any of the agreements listed in Section 3.2(c) of the Company Disclosure Letter. There are no outstanding Contracts of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company.  The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company nor are there any irrevocable proxies, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company.

3.3.	Authority; No Conflict; Necessary Consents.

(a)           Authority.  The Company has all requisite power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Articles of Merger pursuant to Applicable Law.  This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent, and Merger Subsidiary, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

(b)           No Conflict.  The execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the Company Charter Documents, (ii) conflict with or violate any Applicable Law, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any Company Material Contract except, in the case of each of the preceding clauses (i), (ii) and (iii) for any conflict, violation, beach, default, impairment, alteration, giving of rights or Lien which would not reasonably be expected to result in a Company Material Adverse Effect or materially and adversely affect the ability of the Company to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict, violation, beach, default, impairment, alteration, giving of rights or Lien.

(c)           Necessary Consents.  The execution and delivery by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, do not require the Company to obtain any consent, approval or action of, or make any filing with or give notice to, any Person, except (i) as set forth in Section 3.3(c) of the Company Disclosure Letter, (ii) the filing of the Articles of Merger with the Illinois Secretary of State and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business (the “Necessary Governmental Consents”) and (iii) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not be material to the Company or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing.  Subject to the exceptions set forth in the preceding sentence, Section 3.3(c) of the Company Disclosure Letter provides a list of all Persons, other than Governmental Authorities, whose consent is required to be obtained by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby except as Parent and the Company may mutually agree on alternative timing arrangements.

3.4.	Financial Statements.

The Company has delivered to Parent true, complete and correct copies of the Company’s unaudited balance sheets as of December 31, 2006, 2005 and 2004 and unaudited statements of operations, cash flows and stockholders’ equity of the Company for the years ended December 31, 2006, 2005 and 2004 (the “Financials”) and the unaudited balance sheet of the Company as of September 30, 2007 (the “Company Balance Sheet”) and unaudited statements of operation, cash flows and stockholders’ equity for the nine-month period then ended (the “Interim Financials,” and together with the Financials, collectively, the “Company Financials”). The Company Financials were prepared consistent with past Company accounting practices and present fairly and accurately the financial condition and operating results of the Company as of the dates and for the periods indicated therein in all material respects, and are consistent with the books and records of the Company, subject, in the case of Interim Financials, to year-end audit adjustments and the absence of notes.  The Financials for the year ended December 31, 2006 and the nine-month period ended September 30, 2007 were audited by Grant Thornton, LLP, an independent registered public accounting firm, who will deliver its report to (a) the Company’s Board of Directors prior to Parent’s filing of the preliminary copy of Parent’s Proxy Statement in connection with the Parent Stockholders’ Meeting pursuant to SEC rules, and (b) Parent for inclusion in Parent’s Proxy Statement.  Except as set forth in the Company Financials or any notes thereto, the Company has (i) no liabilities, contingent or otherwise, other than (A) liabilities incurred in the ordinary course of business subsequent to any such Company Financials, (B) obligations incurred in the ordinary course of business and not required under United States generally accepted accounting principles (“GAAP”) to be reflected in the Company Financials, and (C) expenses in connection with the negotiation and consummation of the transactions contemplated hereby which, in all cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company and (ii) no Indebtedness (other than the Credit Line and the Seller’s Note).  The Company is not a party to any off-balance sheet transactions that could have a current or future effect upon the Company’s financial condition, cash flows or results of operations.

3.5.	Absence of Certain Changes or Events.

Except as set forth in Section 3.5 of the Company Disclosure Letter, from September 30, 2007 through the date of this Agreement, there has not been, accrued or arisen:

(a)           any Company Material Adverse Effect;

(b)           any acquisition by the Company of, or agreement by the Company to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities;

(c)           any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

(d)           any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls except for the Rights, or rights to acquire any such shares or other securities;

(e)           any split, combination or reclassification of any of the Company’s capital stock;

(f)           any granting by the Company, whether orally or in writing, of any increase in compensation or fringe benefits or any payment by the Company of any bonus or any change by the Company of severance, termination or bonus policies and practices or any amendment or entry by the Company into any employment, severance, incentive, termination, indemnification or other agreement, except pursuant to the Company Rights Plan;

(g)           any amendment, termination or consent with respect to any Company Material Contract or, any adoption, amendment or termination of any Company Benefit Plan;

(h)           any termination of employment of any employee of the Company;

(i)           any material change by the Company in its accounting methods (including Tax accounting), principles or practices;

(j)           any making of or change in any Tax election, closing agreement, settlement or compromise of any Tax claim or assessment, extension or waiver of the limitation period applicable to any Tax claim or assessment, or entering into any other agreement or arrangement with respect to Taxes;

(k)           any debt, capital lease or other debt or equity financing transaction by the Company or entry into any agreement by the Company in connection with any such transaction, except for capital lease and receivables financings entered into in the ordinary course of business consistent with past practices which are not individually or in the aggregate material to the Company;

(l)           any sale, lease, mortgage, pledge, license, encumbrance or other disposition of any properties or assets except the sale, lease, mortgage, pledge license, encumbrance or disposition of property or assets which are not material, individually or in the aggregate to the business of the Company other than Company Intellectual Property licenses included in the Company's form customer agreements entered into in the ordinary course for the purchase of Company Products or Services;

(m)           any purchases of fixed assets, spares or other long-term assets other than in the ordinary course of business and in a manner consistent with past practices;

(n)           any revaluation by the Company of any of its assets, including, writing down the value of capitalized inventory, spares, long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices;

(o)           any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any assets that, individually or in the aggregate, are material to the Company;

(p)           any sale, assignment or transfer of any of the Company Intellectual Property other than Company Intellectual Property licenses included in the Company's form customer agreements entered into in the ordinary course for the purchase of Company Products or Services;

(q)           receipt of notice that there has been a loss of, or order cancellation or reduction by, any customer of the Company that has or would result in a Company Material Adverse Effect;

(r)           any loans or guarantees made by the Company to or for the benefit of its employees, stockholders, officers or directors or any members of their immediate families, other than travel advances made in the ordinary course of its business; or

(s)           any agreement or commitment by the Company to do any of the things described in this Section 3.5(a)-(r).

3.6.	Taxes.

(a)           For purposes of this Agreement:

(i)            “Relevant Group” means any affiliated, combined, consolidated, unitary or similar group of which the Company is or was a member.

(ii)            “Tax” or “Taxes” means all federal, state, local or foreign, net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, transfer, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, or other taxes, assessments, customs, duties, fees, levies, or other governmental charges, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

(iii)            “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b)           All Tax Returns required to have been filed by or with respect to the Company have been duly and timely filed, and each such Tax Return correctly and completely reflects liability for Taxes and all other information required to be reported thereon.  All Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid.  The Company has adequately provided for liabilities for all unpaid Taxes in the Company Financials, and will so adequately provide in the Company Balance Sheet delivered as an exhibit to the Financial Statements Certificate, which liabilities represent current Taxes not yet due and payable.  The Company has never been a member of a Relevant Group.

(c)           There is no action, audit, dispute or claim currently asserted, or to the Company’s Knowledge, proposed, pending, or threatened against the Company, or any matters under discussion with any Governmental Authority, in respect of any Taxes.  The Company is not the beneficiary of any extension of time within which to file any Tax Return, nor has it made any requests for such extensions.  No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction or that the Company must file Tax Returns in that jurisdiction.  There are no Liens, other than for Taxes not yet due and payable, on any of the stock or assets of the Company with respect to Taxes.

(d)           Since November 1, 2000, the Company has been a validly electing S corporation, within the meaning of Sections 1361 and 1362 of the Code (and for all state and local income Tax purposes).  The Company has not, in the past 10 years, acquired assets from another corporation in a transaction in which the Company’s Tax basis of the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or other property) in the hands of the transferor.  Except as set forth in Section 3.6(d) of the Company Disclosure Letter, the Company has no potential liability for any Tax under Section 1374 of the Code.

(e)           The Company has withheld and timely paid all Taxes required to have been withheld and paid, and has collected and remitted all Taxes (including all sales and use Taxes) required to be collected and remitted, and has complied with all information reporting and backup withholding requirements.

(f)           Section 3.6(f) of the Company Disclosure Letter: (i) lists all federal, state, local, and foreign Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2002, (ii) indicates those Tax Returns that have been audited, and (iii) indicates those Tax Returns that currently are the subject of audit.  The Company has delivered or made available to Parent correct and complete copies of all federal Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by to the Company since January 1, 2002.  The Company is not subject to a waiver of any statute of limitations in respect of Taxes and is not subject to any extension of time with respect to a Tax assessment or deficiency.

(g)           The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h)           The Company has not agreed to nor is it required to make by reason of a change in accounting method or otherwise, nor could it be required to make by reason of a proposed change in accounting method by virtue of the transactions contemplated by this Agreement or otherwise, any adjustment under Section 481(a) of the Code.  The Company has not been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the Code.  The Company has not received (and is not subject to) any private ruling from any taxing authority and has not entered into (and is not subject to) any agreement with a taxing authority.  The Company has not engaged in a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.

(i)           The Company is not a party to any Tax allocation or sharing agreement.  The Company has no liability for the Taxes of any Person (i) as a transferee or successor, (ii) by Contract, or (iii) any Applicable Law.  The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

(j)           The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, or (iii) closing agreement with a Governmental Authority.

(k)           The Company has complied with all transfer pricing laws, rules, regulations and interpretations thereof by Governmental Authorities including Section 482 of the Code and has engaged in all transactions with Affiliates on arms-lengths terms.

(l)           The Company uses the accrual method of accounting for Tax purposes.

(m)           The Company has not taken, or agreed or failed to take, any action, and does not know of any fact, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.7.	Title to Properties.

(a)           Owned and Leased Properties.  The Company has never owned any real property.  Section 3.7(a) of the Company Disclosure Letter sets forth a separate list of all real property currently leased, licensed or subleased by the Company or otherwise used or occupied by the Company (the “Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee and the date of the lease, license, sublease or other occupancy right and each amendment thereto.  All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event, which with notice or lapse of time, or both, would constitute a default) by the Company, or, to the Company’s Knowledge, by any other party thereto.  The Company currently occupies all of the Real Property for the operation of its business.  No parties other than the Company have a right to occupy any material Real Property, except for subleases described in the Company Disclosure Letter pursuant to which third parties have the right to occupy Real Property.  The Real Property and the physical assets of the Company are, in all material respects, in satisfactory condition and, to the Company’s Knowledge, the Real Property is in compliance, in all materials respects, with Applicable Laws.

(b)           Lease Documents.  The Company has made available to Parent true, complete and correct copies of all current leases, lease guaranties, agreements for the leasing, use or occupancy of, or otherwise granting to the Company a right to occupy the Real Property, including all amendments, terminations and modifications thereof (the “Lease Documents”); and there are no other Lease Documents affecting the Real Property or to which the Company is bound, other than those identified in Section 3.7(a) of the Company Disclosure Letter.

(c)           Title.  The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, (ii) Liens for Taxes not yet due and payable or delinquent or being contested in good faith by appropriate proceedings for which reserves have been established, (iii) Liens imposed by Applicable Law, such as carrier's, warehousemen's and mechanic liens and other similar Liens, which arise in the ordinary course of business with respect to obligations not yet due, and (iv) easements, covenants, conditions and restrictions and such other imperfections of title and encumbrances, if any, which do not in any material respect detract from the value or interfere with the present use of the property subject thereto or affected thereby and (v) Liens under the Credit Line.  The rights, properties and assets presently owned, leased or licensed by the Company include all rights, properties and assets necessary to permit the Company to conduct its business in all material respects in the same manner as its business has been conducted prior to the date hereof.

3.8.	Intellectual Property.

(a)           Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean any and all Intellectual Property that is owned by, or licensed to, the Company.

“Company Products and/or Services” shall mean all products and services that have been developed by or on behalf of the Company and/or are owned, made, provided, distributed, imported, sold or licensed to third Persons by or on behalf of the Company.

“Company Registered Intellectual Property” shall mean the applications, registrations and filings for Intellectual Property Rights that are owned by the Company or that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority by or in the name of the Company.

“Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, and records, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) proprietary databases, and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) proprietary tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any medium.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information (“Trade Secrets”), (iv) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances, extensions and any foreign equivalents of any of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for infringement or misappropriation of any of the foregoing.

“Shrink-Wrapped Code” means (a) generally commercially available binary code (other than development tools and development environments) where available for a cost of not more than U.S. $15,000 for a perpetual license for a single user or work station (or $25,000 in the aggregate for all users and work stations), and (b) generally commercially available software programs that are not Company Products and are used internally by the Company in the ordinary course of business.

“Source Code” shall mean computer software and code, in form other than object code form, including, to the extent currently prepared and in existence, any related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

(b)           No Infringement.  The operation of the business of the Company as it is currently conducted or proposed to be conducted, including the design, development, use, import, branding, advertising, promotion, marketing, licensing, manufacture and sale of any Company Product or Service, has not and does not infringe or misappropriate any copyright, trade secret right, trademark or, to the Company’s Knowledge, any other Intellectual Property Rights of any third Person, or constitute unfair competition or trade practices under the laws of any jurisdiction.

(c)           Notice.  The Company has not received written notice from any third Person claiming that any Company Product or Service or the operation of the business of the Company infringes or misappropriates any Intellectual Property Rights of any third Person or constitutes unfair competition or trade practices under the laws of any jurisdiction, and the Company has no knowledge of any information that would reasonably be expected to result in such a notice. The Company has not received written notice from any third Person challenging the complete and exclusive ownership of or right to use the Company Intellectual Property, or suggesting that any third Person has any claim of legal or beneficial ownership with respect thereto, and the Company has no Knowledge of any information that would reasonably be expected to result in such a notice.  The Company has not received written notice challenging, terminating, amending or affecting the interest of the Company, in the Company Intellectual Property, and the Company has no Knowledge of any information that would reasonably be expected to result in such a notice.

(d)           Employees, Contractors and Confidentiality With Respect to Intellectual Property.  The Company has taken commercially reasonable steps to perfect, maintain and protect the Company Intellectual Property.  Without limiting the foregoing, the Company has implemented a policy requiring each current and former employee, consultant and contractor who develops Company Intellectual Property for the Company to execute agreements to keep the Company’s confidential information confidential and to assign to the Company all right, title and interest in and to, or otherwise provide Company the right to use, all of the Company Intellectual Property and, except as set forth in Section 3.8(d) of the Company Disclosure Letter, all current and former employees, consultants and contractors of the Company that have created any material Company Intellectual Property owned or purportedly owned by the Company have executed such agreements and either: (i) is a party to a “work made for hire” agreement or arrangement under which the Company is deemed to be the original owner/author of all right, title and interest in the Company Intellectual Property; or (ii) has executed a valid, enforceable and irrevocable assignment of or a valid and enforceable agreement to irrevocably assign in favor of the Company all right, title and interest in the Company Intellectual Property.

(e)           Third Party Intellectual Property.  The Company owns all right, title and interest in and to, or otherwise has the right to use, all Intellectual Property used in the Company Products and Services, subject only to the terms of the Contracts set forth on Section 3.8(d) of the Company Disclosure Letter to which the Company is a party and under which the Company has been granted or provided with any rights to Intellectual Property or Intellectual Property Rights by a third party other than as has been granted or provided to the Company in the ordinary course of business consistent with past practices, free and clear of all Liens or claims of others.

(f)           Company Intellectual Property.  Section 3.8(f) of the Company Disclosure Letter lists (i) all Company Registered Intellectual Property; and (ii) all other Company Intellectual Property comprising (A) logos, trade names, trade dress, trademarks or service marks and (B) domain names, web addresses and sites.  The Company is current in (1) the payment of all necessary registration, maintenance and renewal fees owing in connection with such Company Intellectual Property and (2) the filing of documents that are required to be filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of obtaining and maintaining such Company Intellectual Property.  Section 3.8(f) of the Company Disclosure Letter lists all actions, including the making of any payments that need to be taken with the applicable registering governmental agency within 120 days of the date hereof to maintain, renew or preserve the rights of the Company in any of the Company Intellectual Property.  All of the Company Intellectual Property is valid and subsisting.  The Company has not taken or failed to take any action, including with respect to disclosure of information in the application for or prosecution of any Company Intellectual Property that would render such Company Intellectual Property invalid or unenforceable.  No Company Intellectual Property is involved in any interference, reissue, reexamination, opposition or cancellation proceeding or any other material Legal Proceeding of any kind in the United States or in any other jurisdiction.

(g)           No Order.  The Company has not received any written notice that any Company Intellectual Property or Company Product or Service is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property or Company Product or Service.

(h)           Open Source.  The Company is not obligated under any of its licenses of Open Source (as defined below) to disclose to any third Person the Source Code for any Company Product or Service that is owned by the Company.  Section 3.8(h) of the Company Disclosure Letter sets forth a list of the Company’s licenses of Open Source.  As used herein, “Open Source” shall mean software that is distributed under conditions that include: (i) licensees of such software being authorized to access, modify and make derivative works of the source code for the software; (ii) licensees of source code of such software not being obligated to maintain the confidentiality of such source code; and (iii) licensees of such software being required, even under limited circumstances, to grant licenses to the source code or derivative works thereof, which licenses include rights under the licensee’s intellectual property or that is licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (2) The Artistic License (e.g., PERL), (3) the Mozilla Public License, (4) the Netscape Public License, (5) the Berkeley software design (BSD) license including Free BSD or BSD-style license, (6) the Sun Community Source License (SCSL), (7) an Open Source Foundation License (e.g., CDE and Motif UNIX user interfaces) and (8) the Apache Server license.

(i)           Source Code.  The Company has not disclosed, delivered or licensed to any third Person, agreed to disclose, deliver or license to any third Person, or permitted the disclosure or delivery to any escrow agent or other third Person of, any Source Code for any Company Product or Service that is owned by the Company (“Company Source Code”).  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any third Person acting on its behalf to any third Person of any Company Source Code.  Section 3.8(h) of the Company Disclosure Letter identifies each written Contract pursuant to which the Company has deposited, or is or may be required to deposit, Company Source Code with an escrow agent or any other Person.  The execution of this Agreement or any of the other transactions contemplated by this Agreement will not result in the release from escrow of any Company Source Code.

(j)           Licenses-In.  Other than (i) licenses to Shrink-Wrapped Code, (ii) licenses to Open Source as set forth in Section 3.8(h) of the Company Disclosure Letter and (iii) non-disclosure agreements entered into in the ordinary course of business, Section 3.8(j) of the Company Disclosure Letter lists all written Contracts that are material to the business of the Company to which the Company is a party and under which the Company has been granted or provided any rights to Intellectual Property or Intellectual Property Rights by a third party.

(k)           Customer Information.  The Company has taken commercially reasonable steps to protect the confidentiality of customer contact information, customer correspondence and customer licensing and purchasing histories held by the Company (the “Customer Information”). To the Knowledge of the Company, the Company is in compliance, in all material respects, with the Company’s privacy policies and all Applicable Laws, regulations and Contracts with respect to the use and disclosure of Customer Information and the consummation of the transactions contemplated by this Agreement will not violate such privacy policies, laws, regulations and contracts with respect to such Customer Information.

(l)           Third Person Infringement.  No third Person has been put on written notice by the Company, nor, to Company's Knowledge, are there any facts which would indicate a likelihood that a third Person has, will be, or currently is infringing, misappropriating, diluting or otherwise misusing any of the Company Intellectual Property.  The Company has no Knowledge of any circumstance that would justify the Company’s putting any third Person on such written notice.

3.9.	Restrictions on Business Activities.

Except as set forth in Section 3.9 of the Company Disclosure Letter, the Company is not a party to or bound by any Contract containing any covenant (a) limiting in any respect the right of the Company to engage in any line of business, to make use of any Company Intellectual Property or Company Products or Services or compete with any Person in any line of business, (b) granting any exclusive distribution rights, (c) providing “most favored nations” or other preferential pricing terms for current Company Products and Services or (d) otherwise limiting or restricting the right of the Company to sell, distribute or manufacture any Company Products or Services or Company Intellectual Property or to purchase or otherwise obtain any software, components, parts or subassemblies.

3.10.	Governmental Authorizations.

Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties or assets, or (ii) which is required for the operation of the Company’s business as currently conducted or the holding of any such interest (collectively, “Company Permits”) has been issued or granted to the Company, as the case may be.  Each Company Permit is in full force and effect.  As of the date hereof, no suspension or cancellation of any Company Permit is pending or, to the Knowledge of the Company, threatened.  The Company is in compliance in all material respects with the terms of all Company Permits.

3.11.	Litigation.

Except as set forth in Section 3.11 of the Company Disclosure Letter, there is no Legal Proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of its properties or assets (whether real, personal or mixed, tangible or intangible).  There is no investigation or other proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of its properties or assets (whether real, personal or mixed, tangible or intangible) by or before any Governmental Authority.  There has not been since January 1, 2003, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company’s board of directors (or any committee thereof) or, to the Knowledge of the Company, any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues by the Company or any of its directors or officers in their capacities as such.  As of the date of this Agreement, there is no Legal Proceeding pending, or to the Company’s Knowledge, threatened in writing against, relating to or affecting the Company that seeks to restrain or enjoin the consummation of the Merger or seek other relief or remedy related thereto.  The Company is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated by this Agreement.

3.12.	Compliance with Laws.

The Company has neither been nor is it in violation or default in any material respect of any Applicable Law.  There is no judgment, injunction, order or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company in such a way as has resulted or would reasonably be expected to result in a Company Material Adverse Effect.

3.13.	Environmental Matters.

The Company has never held any material Company Permit issued under Environmental Laws (the “Environmental Permits”) and no such Environmental Permits are required with respect to the Company’s business as it has been and is now conducted.  The Company is now and for the last five years has been in material compliance with all Environmental Laws.  There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans (i) that have given rise or could reasonably be expected to give rise to any material Liabilities of the Company under any Environmental Laws or (ii) that have required or could reasonably be expected to require the Company to incur any material cleanup, remediation, removal or other response costs (including the cost of coming into compliance with Environmental Laws), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, Liabilities, payments, damages (including any actual, punitive or consequential damages under any Environmental Laws or to third parties for personal injury or property damage), civil or criminal fines or penalties, judgments or amounts paid in settlement under Environmental Laws.  The Company has not received any written notice or other written communication: (x) that it is or may be a potentially responsible Person or otherwise materially liable in connection with any waste disposal site or other location allegedly containing any Hazardous Substances; (ii) of any failure by it to materially comply with any Environmental Laws; or (iii) that it is requested or required by any Governmental Authority to perform any material investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Matters.

3.14.	Brokers’ and Finders’ Fees.

Except as set forth in Section 3.14 of the Company Disclosure Letter, the Company has not (i) incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor (ii) entered into any indemnification agreement or arrangement with any Person in connection with this Agreement and the transactions contemplated hereby.

3.15.	Related Party Transactions.

Except as set forth in Section 3.15 of the Company Disclosure Letter, neither the Company nor, to the Company’s Knowledge, any director, officer or Affiliate of the Company owns, nor to the Company’s Knowledge, any immediate family member of a director, officer or Affiliate of the Company owns, directly or indirectly, any interest in any corporation or other business that engages in a business similar or competitive to the business of the Company, other than ownership of one percent (1%) or less of the outstanding equity securities of a publicly-traded company.  Section 3.15 of the Company Disclosure Letter describes all Related Party Transactions.

3.16.	Employee Benefit Plans and Compensation.

(a)           Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Benefit Plan” means any Plan established, sponsored or maintained by the Company or any ERISA Affiliate thereof, to which the Company or any of its ERISA Affiliates contributes or is obligated to contribute to or with respect to which the Company or any of its ERISA Affiliates has any Liability.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, as to any person, any trade or business, whether or not incorporated, which together with such person would be deemed, at any time through the Closing Date, a single employer within the meaning of Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation or holiday pay, day or dependent care, legal services, cafeteria, life, health, accident, sickness, disability, workmen’s compensation, medical, life, dental or other insurance, severance, separation or other employee benefit, fringe benefit, plan, program, trust, contract, practice, policy or arrangement of any kind, whether written or oral, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not in the nature of formal or informal understandings and whether or not included in or described in any employment manual or handbook.

(b)           Section 3.16(b) of the Company Disclosure Schedule is a current, correct and complete list of all Company Benefit Plans.

(c)           The Allocation Schedule sets forth a current, correct and complete list of all Rightsholders to whom the Company owes Suspended Salary and/or Enhanced Benefits under the At-Risk Plan and sets forth next to such Rightsholder’s name the amount of Suspended Salary and/or Enhanced Benefits owed by the Company to such Rightsholder.

(d)           All the Company Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all times been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other Applicable Laws.  All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all such Company Benefit Plans have been timely filed or delivered.  There have not been any “prohibited transactions” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) involving any of the Company Benefit Plans that could subject the Company or any of its ERISA Affiliates to any material penalty or tax.

(e)           Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified and exempt.  Any such Internal Revenue Service determination remains in effect and has not been revoked.  Nothing has occurred that is reasonably likely to adversely affect such qualification or exemption, or result in the imposition of an excise, income or unrelated business income taxes under the Code or ERISA with respect to any such Company Benefit Plan.

(f)           The Company and its ERISA Affiliates do not sponsor, participate in or contribute to, and have not in the past sponsored, participated in or contributed to, and have no current or contingent obligation with respect to:  (i) any defined benefit pension plan subject to Title IV of ERISA, (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) any plan or arrangement that provides medical benefits, death benefits or other welfare benefits following cessation of employment, except to the extent required by Part 6 of Title I of ERISA or any similar Applicable Law, or (iv) any “welfare benefit fund” (within the meaning of Section 419 of the Code).  Without limiting the generality of any other provision of this Agreement, there exists no Lien on any asset of the Company or any Subsidiary of the Company arising under Section 412(n) of the Code or Section 4068 of ERISA.

(g)           The Company has delivered or made available to Parent current, correct and complete copies of the following documents: (i) all plan documents, amendments and trust agreements relating to each Company Benefit Plan; (ii) the most recent annual and periodic accountings of plan assets relating to each Company Benefit Plan; (iii) the most recent Internal Revenue Service determination or notification letter for each Company Benefit Plan that is an “employee pension benefit plan” (as that term is defined in ERISA Section 3(2)) and a list identifying any amendment not covered by such determination or notification letter; (iv) annual reports filed on Form 5500 (including accompanying schedules) for each Company Benefit Plan for the last three (3) years, if such reports were required to be filed; (v) the current summary plan description, if any is required by ERISA, for each Company Benefit Plan; (vi) all insurance contracts, annuity contracts, investment management or advisory agreements, administration contracts, service provider agreements, audit reports, fidelity bonds and fiduciary liability policies relating to any Company Benefit Plan; and (vii) all material written correspondence with any Governmental Authority relating to any Company Benefit Plan.

(h)           To the Company’s Knowledge, all written communications regarding each Company Benefit Plan by the Company or by an Employee or agent of the Company reflect and have always reflected accurately the material terms of that Company Benefit Plan.

(i)           There are no pending or, to the Company’s Knowledge, threatened claims by or on behalf of any Company Benefit Plan, or by or on behalf of any individual participants or beneficiaries of any Company Benefit Plan, alleging any violation of ERISA or any other Applicable Laws with respect to Company Benefit Plans, or claiming payments (other than benefit claims made in the ordinary course of the operation of such plans), nor is there, to the Company’s Knowledge, any basis for such claim.  No Company Benefit Plan is the subject of any pending (or, to the Company’s Knowledge, any threatened) investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other regulatory agency, foreign or domestic.

(j)           All required payments and contributions under the Company Benefit Plans, including the payment of all insurance premiums, have been timely made.  All such payments and contributions have been fully deducted by the Company for federal income tax purposes.  Such deductions have not been challenged or disallowed by any Governmental Authority and the Company has no reason to believe that such deductions are not properly allowable.  The Company and its ERISA Affiliates have not incurred any Liabilities for any tax, excise tax, penalty or fee with respect to any Company Benefit Plan, and no event has occurred and no circumstance exists or has existed that could give rise to any such Liabilities.

(k)           Except for the distribution of Payments to satisfy the Company’s obligations under the Company Rights Plan and the At-Risk Plan, the execution and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment, acceleration, vesting or increase in benefits with respect to any current or former employee or other service provider of the Company or its ERISA Affiliates.

(l)           The execution of and performance of the transactions contemplated by this Agreement (either alone or upon the occurrence of any subsequent event) will not cause any payment or benefit to constitute a “parachute payment” within the meaning of Section 280G of the Code.

(m)           There has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such Company Benefit Plan above the level of the expense incurred in respect thereof for the fiscal year of the Company ending immediately prior to the date hereof.  Each Company Benefit Plan may be terminated, with thirty (30) days or less prior notice, by the Company in its sole discretion.

(n)           The Company and its ERISA Affiliates do not maintain (and have not maintained), and are not (and have not been) a party to, any plan, agreement or arrangement that could cause (or has caused) any employee or service provider to become subject to any Tax under Section 409A of the Code.

3.17.	Contracts.

(a)           Material Contracts.  For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company is a party or by which it or its assets are bound:

(i)            any agreement, understanding or other arrangement pursuant to which the Company has continuing obligations to jointly develop any Intellectual Property or Intellectual Property Rights that will not be owned, in whole or in part, by the Company;

(ii)            any agreement, understanding or other arrangement granting, licensing, sublicensing or otherwise transferring any Intellectual Property Rights of the Company other than Company Intellectual Property licenses included in the Company's form customer agreements entered into in the ordinary course for the purchase of Company Products and Services, or to which the Company is a party and pursuant to which the Company licenses, purchases or acquires any Intellectual Property (including any parts, supplies and components) that is material to the design, manufacture or support of the Company Products and Services;

(iii)          any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements relating to the borrowing of money or extension of credit;

(iv)          all employment and consulting agreements to which the Company is a party;

(v)           any material settlement agreement entered into within three years prior to the date of this Agreement or under which the Company has outstanding obligations;

(vi)          any agreement, understanding or other arrangement, or group of agreements, understandings or other arrangements with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have an adverse effect on any Company Product or Service or otherwise have a Company Material Adverse Effect;

(vii)         all of the Company’s agreements with Significant Customers and any other agreements, understanding or arrangements providing for obligations (contingent or otherwise) of, or payments to, the Company of $25,000 or more within a 12-month period.

(viii)        any written arrangement concerning noncompetition (other than the Company’s standard form of nonsolicitation and non-competition agreement with its employees);

(ix)          any material agreement, understanding or other arrangement involving the grant of rights to manufacture, produce, assemble, license, market, or sell Company Products and/or Services to any other person; or

(x)           any agreement, understanding or other arrangement which affect the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell Company Products and/or Services.

(b)           Schedule of Material Contracts.  Section 3.17(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company is a party or by which any of them is bound as of the date hereof which are described in Section 3.17(a).  True, complete and correct copies of all Company Material Contracts have been provided, or made available, to Parent.

(c)           No Default/No Conflict.  All Company Material Contracts are valid and in full force and effect, and enforceable in accordance with their terms, assuming due execution by the other parties thereto, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.  The consummation of the transactions contemplated by this Agreement will neither violate nor by their terms result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such Company Material Contracts, subject to obtaining any consents and approvals as are set forth in Section 3.17(c) of the Company Disclosure Letter.  The Company is in material compliance with, and has not materially breached any term of any Company Material Contracts or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of any such Company Material Contract and, to the Company’s Knowledge, all other parties to such Company Material Contracts are in compliance with, and have not materially breached any term of, such Company Material Contracts.  Following the Closing Date, and subject to obtaining any consents and approvals as are set forth in Section 3.17(c) of the Company Disclosure Letter, the Surviving Corporation will be permitted to exercise all of the Company’s rights under all Company Material Contracts to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

(d)           Transaction. Neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to Merger Subsidiary or the Surviving Corporation by operation of law as a result of the Merger of any Company Material Contracts, will result in Parent, any of its Subsidiaries or the Surviving Corporation being obligated under such Company Material Contracts to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, the Company or any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby, subject to obtaining any consents and approvals required to be obtained in connection with any such written contracts and agreements.

3.18.	Insurance.

Section 3.18 of the Company Disclosure Letter sets forth a list of all material insurance policies, including worker’s compensation, title, fire, general liability, fiduciary liability, directors’ and officers’ liability, malpractice liability, theft and other forms of property and casualty insurance held by the Company.  Each of the insurance policies set forth in Section 3.18 of the Company Disclosure Letter is in full force and effect.  To the Company’s Knowledge, there is no existing default or event which, with the giving of notice, lapse of time or both, would constitute a default, by any insured under any policy listed in Section 3.18 of the Company Disclosure Letter, except where the existence of such default would not be reasonably likely to be material to the Company.  All premiums and other amounts due on such policies have been paid, and the Company has complied in all material respects with the provisions of such policies.  The Company has reported to its insurers all claims and pending circumstances that could potentially result in a claim, except where the failure to report such a claim would not be reasonably likely to be material to the Company.

3.19.	Accounts Receivable.

The Company has delivered or made available to Parent a list of all accounts receivable of the Company as of September 30, 2007, together with a range of days elapsed since invoice.  All of the Company’s accounts receivable arose in the ordinary course of business, are carried at values determined in a manner consistent with the Company’s past accounting practices, and are reasonably believed by the Company to be collectible except to the extent of reserves therefor set forth in the Company Financials, or, for receivables arising subsequent to September 30, 2007, as reflected on the books and records of the Company.  No Person has any Lien on any of the Company’s accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of the Company’s accounts receivable.

3.20.	Warranties; Products Liability.

The Company has not incurred any material expenses not reflected in the Company Financials in connection with any claims made by customers under the Company’s obligations under their guaranty, warranty, right of return and indemnity provisions during each of the last three fiscal years and the interim period covered by the Company Financials; and to the Company’s Knowledge, there is no reason why a material amount of any such expenses would be incurred in the future.  During the last three fiscal years and the interim period covered by the Interim Company Financials, the Company has not incurred any material liability arising out of any injury to any individual or property as a result of the ownership, possession, or use of any product or service manufactured, sold, leased or delivered by the Company.

3.21.	Customers.

Section 3.21 of the Company Disclosure Letter lists the customers who, in the Company’s twelve months ended September 30, 2007, were the ten (10) largest customers, as measured by gross revenue, of the Company (each, a “Significant Customer”).  The Company does not intend to (a) terminate its relationship or any Contract between any Significant Customer and the Company, (b) stop, or materially decrease the rate of supplying products or services to such Significant Customer, or (c) seek the exercise of any remedy against any such Significant Customer.  The Company has no Knowledge of any intent on the part of a Significant Customer to (a) terminate its relationship or any Contract between such Significant Customer and the Company, (b) stop, or materially decrease the rate of buying products or services (in each case, as measured against the Significant Customer’s historical rate of buying products or services since January 1, 2004) from the Company, (c) refuse to pay any amount due from such Significant Customer to the Company, (d) return products of the Company, or (e) seek the exercise of any remedy against the Company.  The Company has not within the past year been engaged in a material dispute with any Significant Customer.

3.22.	Suppliers.

Section 3.22 of the Company Disclosure Letter lists the suppliers who, in the nine months ended September 30, 2007, were the ten (10) largest suppliers of goods and services to the Company, based on amounts paid by the Company to such suppliers (each, a “Significant Supplier”).  The Company has no Knowledge that any Significant Supplier intends to (a) terminate any Contract between such Significant Supplier and the Company, (b) stop, or materially decrease the rate of supplying products or services (in each case, as measured against such Significant Supplier’s historical rate of supplying products or services since January 1, 2004) to the Company, or (c) seek to exercise any remedy against the Company.  The Company has not within the past year been engaged in a material dispute with any Significant Supplier.

3.23.	Labor and Employment.

(a)           Employee List.  Section 3.23(a) of the Company Disclosure Letter contains a complete list of each Employee of the Company as of the date hereof, including the following information for each Employee of the Company:

(i)            job title;

(ii)           annual base salary and gross earnings for calendar years 2005, 2006 and estimated base salary and gross earnings for 2007;

(iii)           incentives paid in 2005, 2006 and an estimate for incentives paid in 2007;

(iv)          date of hire;

(v)           credited years of service;

(vi)          employment status (active or on a leave of absence);

(vii)         employment category (full time or part time); and

(viii)        employee FLSA classification (exempt or non-exempt) and hourly rate for non-exempt employees.

(b)           Nature of Employment.  All of the Employees of the Company identified in Section 3.23(b) of the Company Disclosure Letter are employees at-will except as otherwise specifically noted.  Section 3.23(b) of the Company Disclosure Letter also sets forth the same information with respect to calendar years 2005 and 2006 as well as the names of each person classified as an independent contractor (full or part-time) by the Company from during such years as well as since January 1, 2007, and each such independent contractor’s start date, current or former position, and gross earnings for calendar years 2005, 2006 and estimated gross earnings for 2007.  Section 3.23(b) of the Company Disclosure Letter also sets forth the name of each Person whose employment or engagement as an independent contractor was terminated by the Company in calendar years 2005 through 2007 and the reason(s) for such termination.

(c)           Collective Bargaining Arrangements.  There are no labor or collective bargaining agreements to which the Company is a party; there is no union or labor organization that is certified or recognized as the collective bargaining representative for any employees of the Company; no union organizing activities have taken place since January 1, 2005; no unfair labor practice charges or representation petitions have been filed with the National Labor Relations Board, or similar local agency, against or with respect to Employees or independent contractors of the Company, and to the Company’s Knowledge, the Company has not received any notice or communication reflecting an intention or a threat to file any such complaint or petition.  There are not, and in the preceding twelve (12) months have not been any labor disputes, strikes, work stoppages, work slowdowns or lockouts, or concerted activity by any Employee or independent contractor of the Company and none are expected.

(d)           Notice of Termination.  No Employee of the Company has given notice of intent to terminate employment if the transactions contemplated by this Agreement are completed.  There have not been any “plant closings” or “mass layoffs”(as those terms are defined in the Worker Adjustment and Retraining Notification Act, (hereinafter the “WARN Act”), by the Company that would create any obligations or liabilities under the WARN Act, or any similar state, local or foreign law requiring notice in connection with plant closings, mass layoffs or terminations of employment.  The Company has properly paid its employees and withheld all amounts required by law or agreement to be withheld by it from wages, salaries and other payments to its Employees and is not liable for any arrears of wages, overtime, or any taxes or penalties for failure to comply with applicable law.  The Company has properly treated all independent contractors who have rendered services to it as non-employees for all federal, state, local and foreign tax purposes, as well as all ERISA and employee benefits purposes.  There has been no determination by any Governmental Authority that any independent contractor is an employee of the Company.

(e)           Discrimination Claims; Employee Complaints.  Since January 1, 2005, the Company has not discharged, demoted, suspended, threatened, harassed or in any other manner retaliated or discriminated against any employee (i) who had previously submitted to his or her supervisor or anyone else in a position of authority with the Company any written or oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by the Company or its employees relating to accounting, internal accounting controls, auditing matters, or other conduct relating to statutorily protected conduct of employees or (ii) who has provided information to, or otherwise assisted any investigation by, any law enforcement, regulatory or other governmental authority or a member of the United States Congress.  Since January 1, 2005, no employee of the Company (x) has submitted to his or her supervisor or to someone else in a position of authority any written or oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by the Company or its employees relating to accounting, internal accounting controls or auditing matters or other conduct relating to statutorily protected conduct of employees or (y) to the Knowledge of the Company, has provided information to, or otherwise assisted any investigation by, any law enforcement, regulatory or other governmental authority or a member of the United States Congress related to the Company.

3.24.	Export Control Laws.

To the Company’s Knowledge, the Company has at all times conducted its export transactions in all material respects in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business.  To the Company’s Knowledge, the Company has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”).  The Company is in material compliance with the terms of all applicable Export Approvals.  There are no pending or, to the Company’s Knowledge, threatened claims against the Company with respect to such Export Approvals, and no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required.  To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that may give rise to any future claims.

3.25.	Foreign Corrupt Practices Act.

To the Company’s Knowledge, the Company (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or Applicable Law with respect to anti-bribery in any jurisdiction other than the United Sates (collectively, the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

3.26.	Powers of Attorney.

There are no outstanding powers of attorney executed on behalf of the Company.

3.27.	Change of Control; Severance; Bonus Payments.

Except for the Company Rights Plan and the At-Risk Plan, the Company is not a party to any agreement that would require any change of control, acceleration of any vesting of options, warrants or other instruments with vesting provisions, severance or bonus or other payment in connection with the consummation of the Merger and the consummation of the transactions contemplated by this Agreement.

3.28.	Financial Projections.

Subject to Section 4.8, the financial projections provided by the Company were prepared by the Company in good faith based on assumptions that management believes were reasonable at the time of such financial projections.  As of the date hereof, to the Knowledge of the Company, there are no facts that have come to the attention of any officer or Key Employee of the Company since the date of the financial projections provided by Company which would result in a Company Material Adverse Effect.

3.29.	Books and Records.

The minute books and other similar records of the Company contain true and complete records of all actions taken at any meetings of the Company’s shareholders, board of directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.  The books and records of the Company accurately reflect the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

3.30.	Tax Advice.

Seller, for himself and as Representative, understands, represents and warrants that (1) neither Parent nor Merger Subsidiary, nor any of their agents, has advised him regarding his Tax liability or the Tax liability of the Rightsholders in connection with the transactions contemplated by this Agreement, and (2) he has reviewed with his own Tax advisors the Tax consequences of the transactions contemplated by this Agreement and is relying solely on such advisors for such advice.

3.31.	Disclosures.

No statement contained in the Disclosure Letter or any other document, certificate or other instrument required to be delivered as a condition to Closing by or on behalf of the Company or Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary represent and warrant to the Company, including the information disclosed in the disclosure letter (referencing the appropriate section or subsection of this Agreement, as applicable) supplied by Parent to the Company dated as of the date hereof (the “Parent Disclosure Letter”) as follows:

4.1.	Organization; Good Standing; Capitalization of Merger Subsidiary.

Each of Parent and Merger Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization with full corporate power and authority to conduct its business as it is currently being conducted and to own or lease, as applicable, its assets.  True and complete copies of the governing documents of Merger Subsidiary, as in effect as of the date of this Agreement, have previously been made available to the Company.  Parent is the legal and beneficial owner of 1,000 shares of common stock of Merger Subsidiary, which shares constitute all of the issued and outstanding capital stock of Merger Subsidiary.  Merger Subsidiary was recently formed by Parent solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement.  Except as contemplated by this Agreement, Merger Subsidiary does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger and the other transactions contemplated by this Agreement.

4.2.	Authority; No Conflict; Necessary Consents.

(a)           Authority.  Each of Parent and Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Subsidiary of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary and no other action is required on the part of Parent and Merger Subsidiary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Articles of Merger pursuant to Illinois Law.  This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

(b)           No Conflict.  The execution and delivery by Parent and Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the certificate of incorporation, Articles of Incoporation or bylaws of either Parent or Merger Subsidiary, (ii) conflict with or violate any Applicable Law or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Subsidiary’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Subsidiary pursuant to, any contract filed with the SEC in Parent’s filed SEC reports pursuant to Item 601(b)(10) of Regulation S-K of the SEC; except, in the case of each of the preceding clauses (i), (ii) and (iii) for any conflict, violation, beach, default, impairment, alteration, giving of rights or Lien which would not reasonably be expected to materially and adversely affect the ability of Parent or Merger Subsidiary to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict, violation, beach, default, impairment, alteration, giving of rights or Lien.

(c)           Necessary Consents.  Except as set forth in Section 4.2(c) of the Parent Disclosure Letter, no consent, waiver, approval, order, authorization, registration, declaration or filing with any Governmental Authority, or any Person, is required to be made or obtained by Parent or Merger Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not be material to Parent and Merger Subsidiary taken as a whole or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing.

4.3.	Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of Parent consists of 250,000,000 shares of common stock, par value $0.001 per share.  At the close of business on September 30, 2007, 200,508,315 shares of Parent Common Stock were issued and outstanding.  Except as set forth in Section 4.3 of the Parent Disclosure Letter, as of the close of business on September 30, 2007, no shares of capital stock of Parent were issued, reserved for issuance or outstanding.  All issued and outstanding shares of capital stock of Parent have been, and all shares of the capital stock of Parent that may be issued pursuant to the exercise of outstanding options will be, issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights.

(b)           Parent is the legal and beneficial owner of 1,000 shares of common stock of Merger Subsidiary, which shares constitute all of the issued and outstanding capital stock of Merger Subsidiary.  Merger Subsidiary was recently formed by Parent solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement.  Except as contemplated by this Agreement, Merger Subsidiary does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger and the other transactions contemplated by this Agreement.

4.4.	Availability of Funds.

At Closing, Parent will have sufficient cash funds or sufficient borrowing capabilities under existing borrowing facilities or loan commitments which are sufficient to enable it to consummate the transactions contemplated hereby.

4.5.	Litigation.

As of the date of this Agreement, there is no Legal Proceeding pending, or the knowledge of Parent, threatened in writing against, relating to or affecting Parent or Merger Subsidiary that seeks to restrain or enjoin the consummation of the Merger or seek other relief or remedy related thereto.  Neither Parent nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated by this Agreement.

4.6.	SEC Filings.

(a)           Except as set forth in Section 4.6 of the Parent Disclosure Letter, Parent has timely filed all forms, reports, statements and documents required to be filed by it with the SEC and the AMEX (collectively, the “Parent SEC Reports”).  Each Parent SEC Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act, and the AMEX, as the case may be, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)           Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the absence of footnotes and subject to normal year end adjustments, which adjustments are not material) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the financial position of Parent as at the respective dates thereof, and results of operations, stockholders’ equity and cash flows for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

(c)           Since the filing of Parent’s last Quarterly Report on SEC Form 10-Q, there have been no SEC or AMEX inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened with respect to Parent.

4.7.	Brokers’ and Finders’ Fees.

Except as set forth in Section 4.7 of Parent’s Disclosure Letter, Parent and Merger Subsidiary have not (a) incurred, nor will it or they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor (b) entered into any indemnification agreement or arrangement with any Person in connection with this Agreement and the transactions contemplated hereby.

4.8.	Parent’s and Merger Subsidiary’s Acknowledgement Regarding Forward-Looking Statements.

Parent and Merger Subsidiary acknowledge that (a) except as set forth in Section 3.28, neither the Company nor any of its directors, officers, employees, agents or advisors makes or is deemed to have made hereunder any representation or warranty, express or implied, of any kind whatsoever concerning the accuracy or completeness of any financial projections or other forward-looking financial information concerning the Company, (b) there are uncertainties inherent in attempting to make any such financial projections or other forward-looking financial information concerning the Company, and (c) actual results of operations may differ materially from any such financial projections or other forward-looking financial information concerning the Company.

4.9.	Compliance with Laws.

Except as otherwise provided herein, neither Parent nor Merger Subsidiary are in violation or default in any material respect of any Applicable Law.  There is no judgment, injunction, order or decree binding upon Parent or Merger Subsidiary which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or Merger Subsidiary that would be material to Parent and Merger Subsidiary taken as a whole or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing.

4.10.	Issuance of Shares.

Subject to the approval of Parent’s stockholders in accordance with the terms of this Agreement, the Parent Common Stock to be issued to Seller and the Rightsholders hereunder has been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and free from all Liens.

ARTICLE V
CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

5.1.	Conduct of Business by the Company Prior to Closing.

Except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, or as required by Applicable Law, or to the extent that Parent shall otherwise consent in writing, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time, the Company shall carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in material compliance with all Applicable Laws, pay its debts and Taxes when due, pay or perform other material obligations when due, and use commercially reasonable efforts consistent with past practices and policies to preserve substantially intact its present business organization, keep available the services of its present executive officers and Employees and consultants, and preserve its relationships with its Employees, consultants, customers, suppliers, licensors, licensees, lessors and others with which it has significant business dealings.  The Company also shall as promptly as reasonably practicable notify in writing Parent of any event or condition which could reasonably be expected to lead to a Company Material Adverse Effect.  Without limiting the generality of the foregoing and subject to the exceptions set forth in Section 5.1 of the Company Disclosure Letter, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time, the Company shall not do any of the following:

(a)           Enter into any new line of business material to the Company;

(b)           Declare, set aside or pay any dividends on or make any other distributions in respect of any capital stock, or combine, split or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(c)           Authorize for issuance, issue, deliver, sell, pledge or otherwise encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights (including stock appreciation rights or phantom stock rights), rights to purchase or otherwise) any securities of the Company or rights to acquire such securities, or enter into any other agreements or commitments of any character obligating it to issue any such securities or rights, or enter into any amendment of any term of any currently outstanding securities of the Company or rights to acquire such securities;

(d)           Purchase, redeem or otherwise acquire or offer to redeem, purchase, or otherwise acquire, directly or indirectly, any securities of the Company;

(e)           Cause, permit or propose to adopt any amendments to Company Charter Documents;

(f)            Adopt or implement any stockholder rights plan, “poison pill,” or other anti-takeover plan, arrangement or mechanism that, in each case, is applicable to Parent or Merger Subsidiary or the transactions contemplated by this Agreement;

(g)           Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or purchasing a material portion or all of the assets of, or by any other manner, any business or any Person or any division thereof, or otherwise acquire or agree to acquire any assets that are or are expected to be material, individually or in the aggregate, to the business of the Company, or solicit or participate in any negotiations with respect to any of the foregoing;

(h)           Enter into, modify or amend in a manner materially adverse to the Company, or terminate any Company Material Contract or waive, release or assign any material rights or claims thereunder, in each case, in a manner materially adverse to the Company;

(i)            Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

(j)            Sell, lease, license, mortgage, pledge, encumber or otherwise dispose of any properties or assets except for the sale, lease, license, encumbrance or disposition of property or assets that are not material, individually or in the aggregate, to the business of the Company, in each case, in the ordinary course of business and in a manner consistent with past practices, including with respect to the terms and conditions of any such sale, lease, license, encumbrance or other disposition;

(k)           With the exception of the Merger, adopt a plan of complete or partial liquidation dissolution, merger, consolidation, recapitalization, reorganization, or other restructuring of the Company, or organize or form any subsidiary or similar entity over which the Company shall have control;

(l)            Except as required by this Agreement, incur, assume or prepay any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for, any such indebtedness of another Person, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practices;

(m)          Make any payments, loans, extensions of credit or financing, advances or capital contributions to, or investments in, any other Person, other than (i) employee loans, advances, or payments for bona fide travel and entertainment expenses reimbursement made in the ordinary course of business consistent with past practices or (ii) extensions of credit or financing to, or extended payment terms for, customers made in the ordinary course of business consistent with past practices;

(n)           Sell, transfer or lease any properties or assets (whether real, personal or mixed, tangible or intangible) to, or enter into any contract, arrangement or understanding with or on behalf of, any officer, director or employee of the Company or any Affiliate of any of the Company, or any business entity in which the Company or any such Affiliate, or any relative of any such Person, has any material, direct or indirect interest;

(o)           Commit any capital expenditure or expenditures in excess of $10,000 in the aggregate above the capital expenditures set forth in the Company’s fiscal 2007 budget forecasts.

(p)           Except as required by changes in GAAP or Applicable Law requirements, and as concurred by Parent’s independent auditors, (i) make any change in the Company’s methods or principles of accounting or (ii) revalue any of the Company’s assets, including writing down the value of inventory or writing-off notes or accounts receivable;

(q)           (i) Fail to file on a timely basis, including allowable extensions, with the appropriate Governmental Authorities, all Tax Returns required to be filed, (ii) fail to timely pay or remit (or cause to be paid or remitted) any Taxes due in respect of such Tax Returns, (iii) adopt or change any accounting method in respect of Taxes, (iv) enter into any agreement or arrangement, or settle or compromise any claim or assessment in respect of, Taxes, or make or change any election with respect to Taxes, (v) file any amended Tax Return or (vi) consent to any extension or waiver of the statutory period of limitations period applicable to any claim or assessment in respect of Taxes;

(r)           Commence, settle or compromise any pending or threatened Legal Proceeding, or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability, obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) by or against the Company or relating to any of its businesses, properties or assets (whether real, personal or mixed, tangible or intangible), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims or other Liabilities (i) reflected or reserved against in full in the Company Financials or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company following the Effective Time and that does not involve the payment, individually or in the aggregate, of an amount exceeding $10,000;

(s)           Except as required by Applicable Law or any contract or agreement currently binding on the Company, (i) adopt, amend, modify, or increase in any manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any officer, Employee or director of the Company, (ii) adopt or amend in any manner, any Company Benefit Plan, including without limitation the Company Rights Plan, (iii) fail to make any required contribution to any Company Benefit Plan, (iv) make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan, (v) authorize cash payments in exchange for any benefits or Rights, (vi) allocate bonus awards under a Company Benefit Plan in a manner or amount not consistent with past practices, (vii) enter into or amend any employment agreement, arrangement or understanding with any Employee or director or any indemnification agreement or arrangement with any Employee or director, (viii) enter into any collective bargaining or amend or extend any existing collective bargaining agreement, or (ix) hire any employees or retain any consultant other than in the ordinary course of business consistent with past practices or hire, elect or appoint any officers or directors;

(t)           (i) Grant any exclusive rights with respect to any Company Intellectual Property, (ii) divest any Company Intellectual Property, except if such divestiture or divestures, individually or in the aggregate, are not material to the Company, (iii) enter into any material contract, agreement or license that adversely affects, or could reasonably be expected to adversely affect, any patents or applications therefor, in each case, of the Company or any Affiliate of the Company, or (iv) abandon or permit to lapse any rights to any United States patent or patent application;

(u)          Enter into any contract, agreement, arrangement or understanding with a customer that contains any material non-standard terms, including but not limited to, non-standard discounts, provisions for unpaid future deliverables, non-standard service requirements or future royalty payments, other than as is consistent with past practices;

(v)          Enter into any contract, arrangement or understanding to do any of the foregoing or authorize, recommend, take, commit, or agree in writing or otherwise to take, or announce an intention to take, any of the actions described in this Section 5.1, or any other action that results or is reasonably likely to (i) result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied, (ii) result in any representation or warranty of the Company contained in this Agreement that is qualified as to materiality becoming untrue or incorrect or any representation or warranty not so qualified becoming untrue or incorrect in any material respect (provided that representations made as of a specific date shall be required to be so true and correct, subject to qualifications, as of such date only), (iii) prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder, or (iv) otherwise materially impair the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof or materially delay such consummation; or

(w)          Take, or agree or fail to take, any action that would reasonably be expected to cause the Merger to fail to qualify as a reorganization pursuant to Section 368(a) of the Code.

5.2.	Control of Business.

Nothing contained in this Agreement shall give (a) Parent or Merger Subsidiary, directly or indirectly, the right to control the Company’s operations prior to the Effective Time or (b) the Company, directly or indirectly, the right to control the operations of Parent or Merger Subsidiary prior to the Effective Time.  Prior to the Effective Time, each of Parent, Merger Subsidiary and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective business operations.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1.	No Solicitation.

From and after the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, nor shall it authorize or knowingly permit any of its directors, officers or other employees, Affiliates, or any investment banker, attorney or other advisor or representative retained by it or any of them to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or induce the making, submission or announcement of, an Acquisition Proposal, (ii) furnish to any Person any non-public information relating to the Company or afford access to the business, properties, assets, books or records of the Company to any Person (other than Parent, Merger Subsidiary or any designees of Parent or Merger Subsidiary) in connection with an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than to notify such Person as to the existence of the provisions of this Section 6.1), (iv) approve, endorse or recommend an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding or other agreement, contract or arrangement contemplating or otherwise relating to an Acquisition Proposal, or (vi) terminate, amend or waive any rights under any “standstill” or other similar agreement between the Company and any Person (other than Parent).  The Company has terminated any and all pending discussions or negotiations relating to any Acquisition Proposal and represents and warrants that it had the legal right to terminate such negotiations without the payment of any fee or penalty or the incurrence of any continuing liability on behalf of the Company.  The Company shall notify Parent as promptly as is reasonably practicable (but in any event within 24 hours) after receipt by the Company, its Affiliates or its advisors of any Acquisition Proposal or any request for information or access to the Company’s properties, books or records in connection with an Acquisition Proposal.  Such notice shall be made in writing and shall indicate in reasonable detail the identity of the Person or entity and the terms and conditions of such proposal, inquiry or contact.  Without limiting the generality of the foregoing, it is understood and agreed by the parties hereto that any violation of the restrictions set forth above in this Section 6.1 by any officer, director, agent, representative or Affiliate of the Company shall be deemed to be a material breach of this Agreement by the Company including, without limitation, for purposes of Article IX.  Notwithstanding the restrictions in this Section 6.1, nothing in this Agreement shall prevent Company or its board of directors, at any time, with respect to this Agreement and the Merger, from making any legally required disclosure to the Rightsholders.

6.2.	Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a)           Confidentiality.  From and after the date of this Agreement, the Company shall, and shall cause their Affiliates and representatives and, other than pursuant to employment arrangements with Parent, Employees to, keep confidential and not disclose to any other Person or use for their own benefit or the benefit of any other Person any trade secrets or other confidential or proprietary information in its possession or control regarding the business of the Company, the Surviving Corporation and/or Parent and their respective operations, including confidential or proprietary information regarding customers, vendors, suppliers, Intellectual Property, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, improvements, price lists, financial or other data (including revenues, costs or profits associated with any of the Company’s products or services), business plans, code books, invoices and other financial statements, computer programs, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information.  The obligation of the Company and Seller under this Section 6.2(a) shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 6.2(a), (ii) the Company deems it reasonably necessary to disclose in order for the Company to enforce its/his rights or perform its/his obligations under this Agreement or any of the Transaction Documents, or (iii) is required to be disclosed by Applicable Law or order; provided, however, that, in such case, the Company shall (x) notify Parent as early as reasonably practicable prior to disclosure to allow Parent to take appropriate measures to preserve the confidentiality of such information and (y) take all steps reasonably necessary to minimize the amount of confidential information to be disclosed.

(b)           Access to Information.  The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, assets, books, contracts, commitments and records of the Company, including all Intellectual Property used by the Company (including access to design processes and methodologies and all source code), (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by Applicable Law) of the Company as Parent may reasonably request, and (iii) all Employees of the Company as identified by Parent.  The Company agrees to provide to Parent and its authorized representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request.  No information or knowledge obtained in any investigation or notification pursuant to this Section 6.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto, the conditions to the obligations of the parties hereto under this Agreement, or the remedies available to the parties hereto under this Agreement. The terms and conditions of Section 6.2(a) hereof shall apply to any information provided to Parent pursuant to this Section 6.2(b).

6.3.	Public Disclosure.

From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, Parent and the Company shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger and any Acquisition Proposal, and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by Applicable Law or, in the case of Parent, any listing agreement with AMEX.  The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

6.4.	Regulatory Filings.

Subject to the terms and conditions of this Agreement, the Company, Parent and Merger Subsidiary shall use their respective commercially reasonable efforts to make all necessary and appropriate filings with federal, state or local governmental bodies, applicable foreign governmental agencies or securities exchange and obtain required approvals, consents and clearances with respect thereto, if applicable, and supply all additional information requested in connection therewith.

6.5.	State Anti-Takeover Law.

In the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the transactions contemplated by this Agreement, the Company, at the direction of the board of directors of the Company, shall use its commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of any such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

6.6.	Third-Party Consents.

As soon as practicable following the date hereof, the Company, with the reasonable cooperation from Parent as may be reasonably requested by the Company, will use all commercially reasonable efforts to obtain the consents, waivers and approvals set forth in Section 3.3(c) of the Company Disclosure Letter that are required to be obtained in connection with the consummation of the transactions contemplated hereby (the “Required Consents”).  If one or more Required Consents is not obtained prior to the Closing, the parties shall work together in good faith in an effort to as promptly as practicably determine alternative arrangements that will minimize the impact of the failure to obtain such Required Consent on the Company.

6.7.	Notification of Certain Matters.

(a)           By the Company.

(i)            At all times commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, the Company shall, as promptly as is reasonably practicable upon receiving Knowledge thereof, give notice to Parent and Merger Subsidiary (A) of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (B) of the occurrence of any Company Material Adverse Effect, or (C) any Legal Proceedings commenced or threatened by any Person (including a Governmental Authority) that seek to prohibit or materially impair the consummation of the Merger and the transactions contemplated in this Agreement. No notification and no information or knowledge obtained through notification pursuant to this Section 6.7(a)(i) or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto, the conditions to the obligations of the parties hereto under this Agreement, or the remedies available to the parties hereto under this Agreement.  The terms and conditions of Section 6.2(a) hereof shall apply to any information provided to Parent pursuant to this Section 6.7(a)(i).

(ii)            At all times commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article VIII hereof, and the Effective Time, the Company shall, as promptly as is reasonably practicable upon receipt thereof, give notice to Parent of (A) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any Company Material Contract to which the Company is a party or (B) any notice or other communication received by the Company from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.  No notification and no information or knowledge obtained through notification pursuant to this Section 6.7(a)(ii) or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto, the conditions to the obligations of the parties hereto under this Agreement, or the remedies available to the parties hereto under this Agreement.  The terms and conditions of Section 6.2(a) hereof shall apply to any information provided to Parent pursuant to this Section 6.7(a)(ii).

(b)           By Parent and Merger Subsidiary.  At all times commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article VIII hereof, and the Effective Time, Parent shall give as promptly as reasonably practicable upon receiving knowledge thereof, notice to the Company (i) of any representation or warranty made by them contained in this Agreement becoming untrue or inaccurate in any material respect, or of any failure of Parent or Merger Subsidiary to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them under this Agreement or (ii) any Legal Proceedings commenced or threatened by any Person (including a Governmental Authority) that seek to prohibit or materially impair the consummation of the Merger and the transactions contemplated in this Agreement.  No notification and no information or knowledge obtained through notification pursuant to this Section 6.7(b) or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto, the conditions to the obligations of the parties hereto under this Agreement, or the remedies available to the parties hereto under this Agreement.  The terms and conditions of Section 6.2(a) hereof shall apply to any information provided to Parent pursuant to this Section 6.7(b).

6.8.	Rights and Enhanced Benefits.

All outstanding Rights and Enhanced Benefits shall be converted into the right to receive a portion of the Payments as set forth in Section 2.6 above, and the Company and the Representative shall promptly following the date of this Agreement (a) inform all affected Rightsholders of the terms and conditions of their right to receive their respective portion of the Payments and (b) take all action necessary to effect the distribution of the Payments following the Effective Time, including the adoption of any necessary amendments to the Company Rights Plan, the At-Risk Plan and/or the agreements pertaining to such outstanding Rights or Enhanced Benefits, and the obtaining the any necessary amendments or consents of, or acknowledgments and releases from the Rightsholders, if so requested by Parent, which such amendments, consents, acknowledgments or releases shall be in form reasonably satisfactory to Parent.  No Rightsholder shall receive any Payment unless such Rightsholder executes a Phantom Stock Plan/At-Risk Acknowledgment and no Rightsholder (other than Non-Continuing Rightsholders) shall receive any Contingent Rights Payments unless such Rightsholder executes a Restricted Stock Agreement.

6.9.	Indebtedness; Releases.

Except for the Rightsholder Notes, if any (which shall be satisfied at Closing), prior to the Closing Date, the Company shall make all arrangements necessary to permit the following to happen at or prior to Closing as set forth in this Agreement: (i) full payment or forgiveness and release or termination of all outstanding Indebtedness of the Company, including, without limitation, the Credit Line, (ii) Seller’s contribution of the Seller’s Note to the Company for no consideration, (iii) termination and release of any guaranty or guaranties of the Company, and (iv) release and termination of any Lien on any properties or assets of the Company.

6.10.	Resignations.

On the Closing Date, the Company shall cause to be delivered to Parent duly executed resignations, effective as of the Closing, of all members of the board of directors and all officers of the Company.

6.11.	Rightsholders Agreements.

To the extent such actions have not already begun prior to execution of this Agreement, the Company shall commence all actions necessary to enable each Rightsholder to execute the applicable Phantom Stock Plan/At-Risk Acknowledgements and shall use commercially reasonable efforts to obtain such documents prior to December 1, 2007 (it being understood that to the extent such documents are executed by a Rightsholder prior to the Closing, such signatures will be delivered in escrow and will not become effective unless and until the Closing occurs, at which point such documents will be dated the Closing Date).

6.12.	Meeting of Parent Stockholders.

(a)           Call of Meeting; Solicitation of Proxies.  Subject to Section 6.13(a), Parent will take all action necessary to call, hold and convene a meeting (the “Parent Stockholders’ Meeting”) of its stockholders, as promptly as practicable following the date hereof, for the purposes of obtaining the Parent Stockholder Approval.  Parent shall solicit proxies from the stockholders to obtain the Parent Stockholder Approval and, consistent with its fiduciary duties, use its best efforts to secure the requisite stockholder vote at the Parent Stockholders’ Meeting.  Unless this Agreement is earlier terminated pursuant to Article VIII, Parent shall establish a record date for, call, give notice of, convene and hold the Parent Stockholders’ Meeting for the purpose of obtaining the Parent Stockholder Approval in accordance with Delaware Law, Illinois Law and AMEX rules.

(b)           Postponement or Adjournment.  Parent may adjourn or postpone the Parent Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Parent Stockholder Approval, or, if as of the time the Parent Stockholders’ Meeting is originally scheduled to be convened (as set forth in the Proxy Statement) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting.

6.13.	Proxy Statement and Registration Statement.

(a)           Preparation and Filing.  As promptly as practicable after the execution of this Agreement, Parent shall prepare and file with the SEC the Proxy Statement in accordance with the applicable requirements of the Exchange Act (the “Proxy Statement”).  Parent shall use commercially reasonable efforts to clear any comments to the Proxy Statement issued by the SEC as promptly as practicable after such filing.  Parent shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of Parent as promptly as practicable after it files the definitive copy of the Proxy Statement with the SEC.  Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger, and the Company shall furnish all information as may be reasonably requested by Parent, including without limitation, audited and pro forma financial statements of the Company satisfying the rules and regulations of the SEC, in connection with any such action and the preparation, filing and distribution of the Proxy Statement.

(b)           Cooperation and Consultation; Amendments and Supplements.  No preparation, filing or distribution of the Proxy Statement (including any amendments or supplements thereto) will be made by Parent without providing the Company with a reasonable opportunity to review and comment thereon.  Parent will notify the Company promptly upon the receipt of any comments from the SEC or its staff in connection with the initial filing of, or amendments or supplements to, the Proxy Statement, and shall supply the Company with copies of all correspondence between Parent or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement.  If at any time prior to the Effective Time, Parent becomes aware of any information that should be set forth in an amendment or supplement to the Proxy Statement, so that either such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, Parent shall promptly notify the Company and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law or SEC staff request, disseminated to the stockholders of Parent.

(c)           Notice of Certain Actions.  Parent also shall notify the Company promptly of the issuance of any stop order affecting, or suspension of, the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or injunction or other action of the SEC or other governmental authority prohibiting or limiting the use of the Proxy Statement in connection with the solicitation of proxies from the stockholders of Parent with respect to the adoption and approval of this Agreement and approval of the Merger and the offer and issuance of Parent Common Stock in connection therewith.

(d)           Registration of Shares.  As promptly as practicable after obtaining the Parent Stockholder Approval, but prior to Closing, Parent shall take commercially reasonable efforts to prepare and file with the SEC a registration statement on Form S-8 (or an amendment to an existing S-8 filed by Parent covering shares under its 2003 Equity Incentive Plan, as amended), covering the shares of Parent Common Stock issued or issuable to the Rightsholders pursuant to this Agreement, subject to the Securities and Exchange Commission’s guidelines. The resale of shares of Parent Common Stock issuable to Seller and the Non-Continuing Rightsholders pursuant to this Agreement shall be subject to the Registration Rights Agreement in substantially the form attached hereto to this Agreement as Exhibit C.

6.14.	AMEX Listing.

Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on AMEX, subject to official notice of issuance, prior to the Effective Time.

6.15.	Tax Matters.

(a)           Responsibility for Filing Tax Returns.  Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that are filed after the Closing Date (“Parent-Filed Returns”) other than income Tax Returns of the Company (including Illinois Tax Returns of the Company based on income) for taxable periods or portions thereof ending on or before the Closing Date, which returns Seller shall prepare or cause to be prepared and file or cause to be filed (“Seller-Filed Returns”).  Seller shall not file any Seller-Filed Return without Parent’s consent, which consent shall not be unreasonably withheld.  Parent shall pay or cause to be paid all Taxes of the Company shown on Parent-Filed Returns.  Seller shall pay or cause to be paid all Taxes (including Taxes imposed on the Company) with respect to Seller-Filed Returns.  Parent shall have the right to proceed against and recover from Seller the amount of Taxes allocable to the taxable period (or portion thereof) ending on or before the Closing Date reflected in the Parent-Filed Returns pursuant to and in accordance with the terms and conditions of Article IX; provided, however, the provisions of Sections 9.4 and 9.5 shall not apply in this circumstance.

(b)           Tax Refunds.  If it is finally determined after the Closing Date that there has been overpayment of Taxes of the Company attributable to a taxable period or portion thereof ending or before the Closing Date and the original payment of such Tax was (i) borne by Seller economically or (ii) paid prior to the Closing Date by the Company, then Parent shall pay or cause to be paid to Seller the amount of such overpayment promptly upon the receipt of a refund of such overpayment by Parent or its Affiliates (or benefit of crediting of such overpayment), less any costs associated with recovering such refund or benefit, provided, however, that neither (x) a refund or credit that results from the carryforward of a Tax attribute from a taxable period ending on or before the Closing Date to a taxable period beginning after the Closing Date; nor (y) a refund or credit that results from the carryback of a Tax attribute from a taxable period beginning after the Closing Date to a taxable period ending on or before the Closing Date shall be considered derived from an overpayment attributable to a taxable period ending on or before the Closing Date.

(c)           Allocation of Taxes.  For purposes of Sections 6.15(a), in the case of any Taxes that are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (A) in the case of Taxes other than Taxes based on income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (B) in the case of any Tax based on income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the Closing Date.

(d)           Cooperation.  Parent, the Company, the Surviving Corporation and Seller/Representative shall, and shall each cause its Subsidiaries and Affiliates to, provide to the others such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return, or claim for refund, determining liability for Taxes or in conducting any audit, litigation or other proceeding with respect to Taxes.  Each Party shall (A) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any taxing authority, (B) upon the reasonable request of the other parties, provide, at such other parties’ sole cost and expense, copies of such books and records, and (C) give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any of the other parties so request, shall allow the requesting party to take possession of such books and records.

(e)           Transfer Taxes.  Seller shall pay all Transfer Taxes arising out of the transactions contemplated by this Agreement and shall file or cause to be filed all necessary documentation and Tax Returns with respect to such Transfer Taxes. For purposes of this Agreement, “Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration, stock transfer, and other similar taxes and fees (including any penalties and interest).

(f)           FIRPTA Compliance. On the Closing Date, Seller shall deliver to Parent a properly executed statement of non-foreign status as to both Seller and the Company in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Section 1445.

(g)           Reporting.  The parties shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code for purposes of all Tax Returns and other filings.

(h)           For the avoidance of doubt,  any income Tax deductions attributable to payment (including by issuance of the Rightsholder Notes, if any) of the Suspended Salary, the Enhanced Benefits, and the Rights under the Company Rights Plan to the extent payable to the Rightsholders on or before the day before the Closing Date (payment of which is subject to the filing and effectiveness of a Registration Statement with the SEC) shall be included on the Company’s 2007 S-corporation U.S. federal income tax return.

6.16.	Satisfaction of Obligations; Termination or Exchange of Certain Agreements and Plans.

(a)          Satisfaction of Suspended Salary Obligations.  The Company shall pay and fully satisfy its obligation to pay the Rightsholders listed on the Allocation Schedule their respective Suspended Salaries in cash pursuant to the provisions of the At-Risk Plan as provided in this Agreement.

(b)          Termination of all Company Benefit Plans.  Prior to the Effective Time, the Company shall take all action necessary to cause the termination of all Company Benefit Plans, including without limitation, the Company Rights Plan and the At-Risk Plan, in each case, effective upon Closing and shall provide Parent with written documentation of such action.

(c)           Termination of 401(k) Plan.  Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Company Benefit Plans intended to include an arrangement under Section 401(k) of the Code (each a “401(k) Plan”) unless Parent provides written notice to the Company that any such 401(k) plan shall not be terminated.  Unless, no later than ten (10) Business Days prior to the Closing Date, Parent provides such written notice to the Company, then the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors of the Company or such ERISA Affiliate, as the case may be.  Parent shall cause a 401(k) plan that is sponsored by Parent or an Affiliate of Parent (“Parent’s 401(k) Plan”) to accept the rollover contributions from or on behalf of any employee of the Company who receives an eligible rollover distribution from a 401(k) Plan.

6.17.	Company Transaction Expenses.

Except for the Company Transaction Expenses, none of Parent, Merger Subsidiary or the Surviving Corporation shall, directly or indirectly, before or after the Closing Date have any liability or obligation with respect to any amounts owed by Seller or the Company for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.

6.18.	Affiliates.

The Company shall identify in a letter to Parent all Persons who are, on the date hereof, “affiliates” of the Company, as such term is used in Rule 145 under the Securities Act.  The Company shall cause its respective affiliates to deliver to Parent, not later than ten (10) days prior to the date of the Parent Stockholders’ Meeting, a written agreement substantially in the form attached as Exhibit D (the “Affiliate Letter”), and shall to cause Persons who become “affiliates” after such date but prior to the Closing Date to execute and deliver such Affiliate Letters at least five (5) days prior to the Closing Date.

6.19.	Authorized Shares.

Upon approval by Parent’s stockholders to increase the number of shares of Parent Common Stock Parent is authorized to issue under the Parent Charter Documents, Parent shall at all times maintain sufficient authorized but unissued shares of Parent Common Stock to issue the shares of Parent Common Stock in order to make the Payments in full.

6.20.	Additional Actions; Further Assurances.

Subject to the terms and conditions of this Agreement, each party agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law, or to remove any injunctions or other impediments or delays, to consummate and make effective the Merger and transactions contemplated hereby.  Each of the parties agrees further shall take such additional action to deliver or cause to be delivered to other parties at the Closing and at such other times thereafter as shall be reasonably agreed by such parties such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the transactions contemplated hereby.  At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.

6.21.	Section 16 of the Exchange Act.

Prior to the Effective Time, Parent shall take all such steps as may be required to cause any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the guidance provided by the SEC.

6.22.	Tax-Free Reorganization Status.

Seller, Parent and Company agree to take any reasonable action, cause any reasonable action to be taken, and shall not fail to take any reasonable action or fail to cause to take any reasonable action that would prevent the Merger from constituting a tax-free reorganization under Section 368(a) of the Code.

ARTICLE VII
CONDITIONS TO THE MERGER

7.1.	Conditions to the Obligations of Each Party to Effect the Merger.

The respective obligations of each of Parent, Merger Subsidiary and the Company to effect the Merger shall be subject to the satisfaction, or, to extent permitted by Applicable Law, the waiver at or prior to the Closing Date of each of the following conditions:

(a)           No Legal Prohibition.  No Governmental Authority of competent jurisdiction shall have (i) adopted or issued a statute, rule, regulation or order or taken any other action (including the failure to have taken an action) that is in effect, in any case having the effect (or which reasonably could be expected to have the effect) of making illegal the Merger or the transactions contemplated hereby in any jurisdiction in which Parent or the Company have material business operations or prohibiting or otherwise preventing or materially delaying the consummation of the Merger or any of the transactions contemplated hereby or (ii) issued or granted or threatened to issue or grant any judgment, injunction, order, decree, ruling or similar action (whether temporary, preliminary or permanent in character) that is in effect and has (or which reasonably could be expected to have) the effect of making illegal the Merger or the transactions contemplated hereby in any jurisdiction in which Parent or the Company have material business operations or prohibiting or otherwise preventing or delaying materially the consummation of the Merger or any of the transactions contemplated hereby.

(b)           Governmental Consents; HSR.  Each of the parties shall have obtained all consents and approvals under Applicable Law required to consummate the Merger and the transactions contemplated thereby.  Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any other applicable foreign antitrust, competition or similar Applicable Law shall have expired or been terminated.

(c)           AMEX Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the AMEX, subject to official notice of issuance.

(d)           S-8. There shall have been filed a registration statement on Form S-8 or an amendment to an existing registration statement on Form S-8 covering Parent securities under the Securities Act and the rules promulgated by the SEC thereunder covering the shares of Parent Common Stock to be issued to the Rightsholders under this Agreement.

(e)           Parent Stockholder Approval.  Parent shall have obtained the Parent Stockholder Approval at the Parent Stockholders’ Meeting.

(f)           Financing.  Parent shall have executed definitive loan documents with its lenders and shall have received an aggregate amount of $1,500,000 pursuant to such documents.

7.2.	Additional Conditions to the Obligations of Parent and Merger Subsidiary.

The obligations of Parent and Merger Subsidiary to effect the Merger shall be subject to the satisfaction, or, to the extent permitted by Applicable Law, the waiver by Parent and Merger Subsidiary, at or prior to the Closing Date of each of the following conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of the Company, through its officers, director and sole stockholder, set forth in this Agreement or in any other document required to be delivered at the Closing pursuant hereto, without giving effect to any “material,” “materially” or Company Material Adverse Effect qualification contained in such representations and warranties, shall be true, complete and correct in each case as of the date hereof and as of the Effective Time with the same effect as if made anew at and as of the Effective Time (except to the extent such representations and warranties specifically relate to a different date, in which case such representations and warranties shall be true, complete and correct as of such different date), except where the failure to be true and correct has not had, individually or in the aggregate, a Company Material Adverse Effect.  In addition, for purposes of determining the accuracy of the Company’s representations and warranties under this Section 7.2(a), any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded.

(b)           Agreements and Covenants.  The Company shall have in all material respects performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing Date.

(c)           No Company Material Adverse Effect.  From the date hereof through the Effective Time, there shall not have occurred and be continuing any change, event, occurrence, development or circumstance which, individually or in the aggregate, has resulted in a Company Material Adverse Effect.

(d)           Non-Competition and Non-Solicitation Agreements.  Each Employee who will continue employment with Parent or the Surviving Corporation following the Closing Date shall have each executed and delivered to Parent the Confidentiality, Non-Competition and Intellectual Property Agreements (the “Non-Competition Agreements”) in substantially the form attached hereto as Exhibit E.

(e)           Repayment of Indebtedness; Release of Guaranties and Liens.  Except for the Rightsholder Notes, if any (which shall be satisfied at Closing), full payment or forgiveness and release of all outstanding Indebtedness of the Company, including, without limitation, the contribution of the Seller’s Note to the capital of the Company for no consideration has been made and all guaranties of the Company and Liens on any properties or assets of the Company have been released and extinguished, and Parent has received acceptable confirmation of such.  In addition, Seller shall have delivered to Parent the Seller’s Note marked “Cancelled and Returned”.

(f)           Transaction Costs.  The Company shall have either (i) made an agreement with any broker, finder, investment banker, legal counsel or other advisor to reduce the amount of the Company Transaction Expenses to the amount equal to the Closing Reimbursement or (ii) Seller shall agree to cover the difference between the total amount of the Company Transaction Expenses and the Closing Reimbursement and provide Parent will evidence of such agreement under either (i) or (ii) to Parent’s sole satisfaction.

(g)           Rule 145.  Parent shall have received the Affiliate Letters from all Persons who are “affiliates” of the Company, as such term is used in Rule 145 under the Securities Act.

(h)           Resignations.  Parent shall have received the resignations, effective as of the Closing, of all members of the board of directors and all officers of the Company.

(i)           Employees.  None of the Key Employees will have (i) voluntarily terminated employment with the Company on or prior to the Closing Date or (ii) refused to accept employment with, or given notice of an intent to not continue employment with, the Surviving Corporation or Parent.

(j)           Phantom Stock Plan/At-Risk Acknowledgements.  Parent shall have received the Phantom Stock Plan/At-Risk Acknowledgements (the “Phantom Stock Plan/At-Risk Acknowledgements”) executed by each Rightsholder (including each Non-Continuing Rightsholder) in substantially the forms attached hereto as Exhibits F-1 and F-2, as applicable (it being understood and agreed that the forms of Phantom Stock Plan/At-Risk Acknowledgments shall be modified to account for the Rightsholder Notes).

(k)           Closing Deliveries.  All documents, instruments, certificates or other items required to be delivered at the Closing by or on behalf of the Company pursuant to this Agreement.

(l)           Financial Statements Certificate.  Parent shall have received a certificate (the “Financial Statements Certificate”) executed in the name of and on behalf of the Company by the Chief Executive Officer of the Company, in his capacity as such, to the effect set forth on Exhibit H hereto.

(m)           Officers’ Certificates.  Parent shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Company’s Chief Executive Officer to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(n)           Other Documents.  Parent shall have received from the Company such other certificates, documents and instruments as it may reasonably request in connection with the Closing.

7.3.	Additional Conditions to the Obligations of the Company and Seller.

The obligations of the Company and Seller to effect the Merger shall be subject to the satisfaction, or, to extent permitted by Applicable Law, the waiver by the Company, at or prior to the Closing Date of each of the following conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement or in any other document required to be delivered as a condition to Closing pursuant hereto, without giving effect to any “material,” “materially” or material adverse effect qualification contained in such representations and warranties, shall be true and correct in each case as of the date hereof and as of the Effective Time with the same effect as if made anew at and as of the Effective Time (except to the extent such representations and warranties specifically related to a different date, in which case such representations and warranties shall be true and correct as of such different date), except where the failure to be true and correct has not had, and would not reasonably be expected to have, a material and adverse effect on Parent and Merger Subsidiary’s ability to consummate the Merger and the transactions contemplated hereby.

(b)           Agreements and Covenants.  Parent and Merger Subsidiary shall have in all material respects performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

(c)           Officers’ Certificates.  Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Parent and Merger Subsidiary by the authorized executive officers of Parent and Merger Subsidiary to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied;

(d)           Payment of Initial Merger Consideration, Initial Rights Payments and Enhanced Benefits.  Parent shall have delivered or cause to be delivered the certificates representing the Initial Merger Consideration, the Initial Rights Payments and the Enhanced Benefits in the allocations as set forth in the Allocation Schedule.

(e)           Payment of Company Transaction Expenses.  Parent shall have delivered or cause to be delivered the Closing Reimbursement.

(f)           Closing Deliveries.  All documents, instruments, certificates or other items required to be delivered at the Closing by or on behalf of Parent and Merger Subsidiary pursuant to this Agreement have been delivered.

(g)          Other Documents.  The Company shall have received from Parent such other certificates, documents and instruments as it may reasonably request in connection with the Closing.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1.	Termination.

This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and as provided below:

(a)           by mutual written consent of each of Parent and the Company;

(b)           by either Parent or the Company if the Merger shall not have been consummated by January 31, 2008 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c)           by either Parent or the Company if any Governmental Authority of competent jurisdiction shall have (i) adopted or issued a statute, rule, regulation or order or taken any other action (including the failure to have taken an action) that is in effect, in any case having the effect (or which reasonably could be expected to have the effect) of making illegal the Merger or the transactions contemplated hereby in any jurisdiction in which Parent or the Company have material business operations or prohibiting or otherwise preventing or materially delaying the consummation of the Merger or any of the transactions contemplated hereby, or (ii) issued or granted any judgment, injunction, order, decree, ruling or similar action that is in effect and has (or which reasonably could be expected to have) the effect of making illegal the Merger or the transactions contemplated hereby in any jurisdiction in which Parent or the Company have material business operations or prohibiting or otherwise preventing or delaying materially the consummation of the Merger or any of the transactions contemplated hereby, which judgment, injunction, order, decree, ruling or other action is final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose breach of any provision of this Agreement has been a principal cause of or resulted in results in the imposition of such judgment, injunction, order, decree, ruling or other action; and provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party who has not used all commercially reasonable efforts to lift any such judgment, injunction, order, decree, ruling or other action;

(d)           by Parent, if since the date of this Agreement, there shall have been any event, circumstance or fact that, individually or in the aggregate, has had a Company Material Adverse Effect;

(e)           by either Parent or the Company, if the Parent Stockholder Meeting is held but Parent Stockholder Approval shall not have been obtained;

(f)           by Parent, if the Company shall have breached any of its covenants or obligations under this Agreement or if any representation or warranty of the Company under this Agreement shall have been untrue or incorrect, such that the conditions set forth in Sections 7.2(a) or 7.2(b) (as applicable) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue or incorrect; provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the Closing Date through the exercise of all commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(f) prior to 20 days following the receipt of written notice from Parent to the Company of such breach, as long as the Company continues to exercise all commercially reasonable efforts to cure such breach during such 20 day period (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 20 day period; provided, however, that if the Closing Date is to occur on a date which is less than 20 days following the date of receipt of written notice by Parent to the Company, then such breach must be cured at or prior to the Closing Date);

(g)           by the Company, if Parent shall have breached any of its covenants or obligations under this Agreement or if any representation or warranty of Parent under this Agreement shall have been untrue or incorrect, such that the conditions set forth in Sections 7.3(a) or 7.3(b) (as applicable) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue or incorrect; provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the Closing Date through the exercise of all commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(g) prior to 20 days following the receipt of written notice from the Company to Parent of such breach, as long as Parent continues to exercise all commercially reasonable efforts to cure such breach during such 20 day period (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(g) if it shall have materially breached this Agreement or if such breach by Parent is cured within such 20 day period; provided, however, that if the Closing Date is to occur on a date which is less than 20 days following the date of receipt of written notice by the Company to Parent, then such breach must be cured at or prior to the Closing Date);

8.2.	Notice of Termination; Effect of Termination.

Any valid termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party or parties hereto, as applicable, after giving effect to any applicable cure period provided in Section 8.1.  In the event of the valid termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable (a) except as set forth in Section 6.3, Section 8.2 and Article X, each of which shall survive the termination of this Agreement and (b) except that any party shall have the right to recover damages sustained by such party as a result of any willful breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or in the case of fraud.

8.3.	Amendment.

Subject to Applicable Law or the AMEX rules, this Agreement may be amended by the parties hereto at any time before or after approval of the Merger by the stockholders of Parent (whether by written consent or otherwise); provided, however, that after approval of the Merger by the stockholders of Parent, no amendment to this Agreement may be made which under Applicable Law or the AMEX rules further approval by the stockholders of Parent is required, unless such further stockholder approval is so obtained.  This Agreement may be amended only by execution of an instrument in writing signed on behalf of each of the parties to be bound by the amendment.

8.4.	Extension; Waiver.

Any failure of Parent, Merger Subsidiary or the Surviving Corporation (following the Effective Time), on the one hand, or the Company (prior to the Effective Time) or the Representative, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived, or any time for performance of any covenant or agreement may be extended, only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.  Any delay by a party in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX
INDEMNIFICATION

9.1.	Survival of Representations and Warranties.

Except as otherwise provided herein, all of the representations and warranties of the Company, through its officers, director, and sole stockholder, contained in this Agreement, the Company Disclosure Letter, the Schedules or any other certificate, document, writing or instrument required to be delivered as a condition to Closing by or on behalf of the Company pursuant to this Agreement together with the covenants contained herein (to the extent such covenants apply to periods prior to the Closing Date) shall survive the Effective Time until twelve (12) months from the Effective Time (the “Company Survival Date”), provided that (i) the Two-Year Company Representations shall survive the Effective Time until 24 months from the Effective Time and (ii) and the Three-Year Company Representations shall survive the Effective Time until 36 months from the Effective Time.

9.2.	Indemnification of Parent Indemnified Parties.

From and after the Effective Time, subject to the other provisions of this Article IX, Parent and Parent’s officers, directors, employees, stockholders, advisers, agents, Affiliates (including the Surviving Corporation), successors, heirs, permitted assigns and representatives (each, a “Parent Indemnified Party” and, collectively, the “Parent Indemnified Parties”) shall be defended, indemnified and held harmless, from and against and will be paid or reimbursed for any and all claims, litigation, investigations, proceedings, damages, liabilities, losses, fines, charges, interest, penalties, Taxes, costs and expenses, including fees and disbursements of counsel, accountants, experts, consultants and other representatives in connection with any investigation, defense, prosecution or settlement of any matter (including costs and expenses of enforcing the rights of the Parent Indemnified Parties under this Section 9.2) whether or not involving or resulting from a Third-Party Claim (collectively, “Losses”), incident to, arising from or in connection with, whether directly or indirectly:

(a)           the failure of any representation or warranty made by the Company, through its officers, director, and sole stockholder, in (i) this Agreement (after giving effect to any supplement to the Company Disclosure Letter after the date hereof with respect to a matter arising after the date hereof), (ii) the Company Disclosure Letter (after giving effect to any supplement to the Company Disclosure Letter after the date hereof with respect to a matter arising after the date hereof), (iii) any supplement to the Company Disclosure Letter, (iv) the Schedules or (v) any other certificate, document, writing or instrument required to be delivered as a condition to Closing by or on behalf of the Company pursuant to this Agreement, to be true, complete and correct in all respects as of the date of this Agreement and the Closing Date (except to the extent such representation, warranty, Company Disclosure Letter or Schedule specifically relates to a different date, in which case such representation, warranty, Company Disclosure Letter or Schedule shall be true, complete and correct as of such different date);

(b)           any breach or failure of the Company, Seller or of the Representative (on behalf of the Rightsholders) to perform any covenant, agreement or obligation of the Company, Seller, the Representative or any Rightsholder contained in this Agreement, the Company Disclosure Letter, the Schedules or any other certificate, including the certificate required by Section 2.3(b)(i), document, writing or instrument required to be delivered as a condition to Closing by or on behalf of the Company, Seller or the Representative (on behalf of the Rightsholders) pursuant to this Agreement (other than Seller’s Employment Agreement, the Non-Competition Agreements, the Restricted Stock Award Agreements, or the Phantom Stock Plan/At-Risk Acknowledgements);

(c)           any claims by any current or former holder of securities of the Company seeking to assert, or based upon, ownership or rights to ownership of securities of the Company or any rights as an owner of securities of the Company; or

(d)           (i) all Taxes imposed on or relating to the Company with respect to all Pre-Closing Tax Periods, except to the extent such Taxes are taken into account in computing the adjustment, if any, pursuant to Section 2.6(f), (ii) all Taxes of any Person for which the Company is liable that are attributable to a Pre-Closing Tax Period, (iii) all Taxes imposed on the Company as transferee or successor or by Contract that are attributable to a Pre-Closing Tax Period, (iv) all Taxes imposed on the Company as a result of the invalidity or termination of the Company’s S corporation election for any reason other than the Merger and (v) all Taxes of Seller; provided, however, for the purposes of this Section 9.2 and Section 9.3, (A) “Losses” shall not include punitive, exemplary, consequential or incidental damages, except that the parties hereto agree that Losses relating to Third Party Claims actually assessed against Parent Indemnified Parties arising out of punitive, exemplary, consequential or incidental damages shall be regarded as included in the calculation of “Losses,” and, therefore, are subject to the indemnification obligations of Seller under this Article IX, and (B) solely for purposes of determining whether indemnification is available pursuant to Sections 9.2 and 9.3 hereunder (and not for any other purpose), any materiality qualifiers in representations or warranties of the Company shall, to the extent that the concept of materiality is readily quantifiable in the context of such representation or warranty, be deemed to mean any fact or occurrence, or series of related facts or occurrences, with a dollar value in excess of $20,000.

9.3.	Limitation on Indemnification; Mechanics.

(a)           Threshold.  The Parent Indemnified Parties shall not be entitled to indemnification pursuant to this Article IX unless and until the cumulative amount of all Losses suffered by any or all of the Parent Indemnified Parties exceeds $150,000 (the “Threshold Amount”), after which point the Parent Indemnified Parties shall be entitled to indemnification for all Losses but only to the extent such Losses exceed the Threshold Amount.

(b)           Exceptions to Threshold.  The Seller Threshold Amount limitation shall not apply to claims for indemnification for Losses arising in respect of (i) claims made pursuant to Sections 9.2(d), (ii) any breach of any representation and warranty set forth in Article III (including the Company Disclosure Letter) of which the Company had Knowledge as of the date on which such representation and warranty was made, or (iii) Taxes as set forth in Section 6.15 (each a “Threshold Claim Exception”).

(c)           Indemnification Caps.  Each of Parent and Merger Subsidiary acknowledge and agree, on behalf of themselves and on behalf of each Parent Indemnified Party, that, except as set forth in Section 9.3(d), the Parent Indemnified Parties’ rights to receive indemnification pursuant to this Agreement shall be satisfied solely and exclusively as follows:

(i)            The Parent Indemnified Parties’ right to receive indemnification pursuant to Section 9.2(a) with respect to representations and warranties other than the Two-Year Company Representations and the Three-Year Company Representations (such representations and warranties being the “Other Company Representations”) shall be satisfied solely and exclusively out of 2,000,000 of the First Time-Based Shares (it being understood that (x) such First Time-Based Shares will also be available to satisfy other indemnification rights of the Parent Indemnified Parties as provided in Sections 9.3(c)(ii) and 9.3(c)(iii) and (y) once the First Time-Based Shares are distributed to Seller and the Rightsholders pursuant to Section 2.6(d)(ii)(A), the Parent Indemnified Parties shall have no further right to receive indemnification pursuant to Section 9.2(a) with respect to the Other Company Representations, from the Company, Seller or any Rightsholder or otherwise; provided, however, that, if, prior to the distribution of the First Time-Based Shares to Seller and the Rightsholders pursuant to Section 2.6(d)(ii)(A) , Seller and the Rightsholders forfeit more than 500,000 shares of Parent Common Stock pursuant to one or more Restricted Stock Award Agreements, then Second Time-Based Shares, if available, shall be used to satisfy the Parent Indemnified Parties’ right to receive indemnification pursuant to Section 9.2(a) with respect to the Other Company Representations up to the 2,000,000 share cap set forth above.

(ii)            The Parent Indemnified Parties’ right to receive indemnification pursuant to Sections 9.2(a) with respect to the Two-Year Company Representations shall be satisfied solely and exclusively out of the Time-Based Shares it being understood that (w) a portion of the First Time-Based Shares will also be available to satisfy other indemnification rights of the Parent Indemnified Parties as provided in Sections 9.3(c)(i) and 9.3(c)(iii), (x) once the First Time-Based Shares are distributed to Seller and the Rightsholders pursuant to Section 2.6(d)(ii)(A), the Parent Indemnified Parties shall have no further right to use such First Time-Based Shares to satisfy indemnification claims pursuant to Section 9.2(a) with respect to the Two-Year Company Representations, and (y) once the Time-Based Shares are fully distributed to Seller and the Rightsholders pursuant to Section 2.6(d)(ii)(A), the Parent Indemnified Parties shall have no further right to receive indemnification pursuant to Section 9.2(a) or otherwise with respect to the Two-Year Company Representations from the Company, Seller, any Rightsholder or otherwise.

(iii)            The Parent Indemnified Parties’ right to receive indemnification pursuant to Section 9.2(a) with respect to the Three-Year Company Representations, Section 9.2(b), Section 9.2(c) and Section 9.2(d) (the “Three-Year Indemnification Matters”) shall be satisfied first out of the Time-Based Shares it being understood that a portion of the First Time-Based Shares will also be available to satisfy other indemnification rights of the Parent Indemnified Parties as provided in Sections 9.3(c)(i) and 9.3(c)(ii).  If there are not sufficient Time-Based Shares to satisfy a claim brought by a Parent Indemnified Party with respect to a Three-Year Indemnification Matter, then Seller shall be responsible to satisfy any amount of such claim that can not be satisfied out of Time-Based Shares subject to the following:  (A) if such claim is finally resolved between the Closing Date and the first anniversary of the Closing Date, then Seller’s aggregate liability with respect to Three-Year Indemnification Matters pursuant to this sentence shall not exceed the First Year Cap, (B) if such claim is finally resolved between the first anniversary of the Closing Date and the second anniversary of the Closing Date, then Seller’s aggregate liability with respect to Three-Year Indemnification Matters pursuant to this sentence shall not exceed the Second Year Cap and (C) if such claim is finally resolved between the second anniversary of the Closing Date and the third anniversary of the Closing Date, then Seller’s aggregate liability with respect to Three-Year Indemnification Matters pursuant to this sentence shall not exceed the Third Year Cap.  For the avoidance of doubt, (x) once the First Time-Based Shares are distributed to Seller and the Rightsholders pursuant to Section 2.6(d)(ii)(A) , the Parent Indemnified Parties shall have no further right to use such First Time-Based Shares to satisfy Three-Year Indemnification Matters, (y) once the Second Time-Based Shares are fully distributed to Seller and the Rightsholders pursuant to Section 2.6(d)(ii)(A) , the Parent Indemnified Parties shall have no further right to use such First Time-Based Shares to satisfy Three-Year Indemnification Matters and (z) if and to the extent that any of the First Year Cap, the Second Year Cap or the Third Year Cap are met pursuant to the terms of this Section 9.3(c)(iii), the Parent Indemnified Parties shall have no further right to receive indemnification with respect to the Three-Year Indemnification Matters from the Company, Seller, any Rightsholder or otherwise.

(d)           Other Exceptions.  In addition to the exceptions described in Section 9.3(b), the limitations on the indemnification obligations of Seller expressed in Section 9.2 and Section 9.3, or in any other provision of this Agreement, shall not apply with respect to claims for actual fraud involving the Company, Seller or the Representative on behalf of the Rightsholders (the “Fraud Claim Exception”).

(e)           Mechanics.  Any claim by any Parent Indemnified Party which is subject to the provisions of Sections 9.2 and 9.3 shall be brought in accordance with Section 9.4 or 9.5 (as applicable).  If upon the final resolution of such claim in accordance with Section 9.4 or 9.5 (as applicable) the Parent Indemnified Parties are entitled to indemnification hereunder, then, subject to this Section 9.3, a number of Time-Based Shares shall be used to satisfy any Loss or Losses resulting from such claim as determined by dividing (x) the amount of the Loss or Losses by (y) the average Market Price per share of Parent Common Stock for the consecutive ten-day trading period ending on the date of the final resolution of the claim. Once the number of Time-Based Shares necessary to satisfy the Loss or Losses is determined, such shares shall be allocated among Seller and the Rightsholders in accordance with their then-current Indemnification Percentages and the Allocation Schedule shall be adjusted accordingly.

9.4.	Indemnification Procedures – Non-Third Party Claims.

(a)           Notice of Claims.  Any Parent Indemnified Party seeking indemnification hereunder (the “Indemnified Party”) shall, within the relevant limitation period provided for in this Article IX, give to Seller (as Representative) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such Loss or Losses resulting from such claim, and a reference to the provision or provisions of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based.

(b)           Claim Payment and Disputes.  The party obligated to provide indemnification (the “Indemnitor”) (acting through Seller, in the case of indemnification sought by a Parent Indemnified Party) shall have twenty (20) days after the giving of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice or (ii) provide such Indemnified Party with written notice that it disagrees with the amount or method of determination set forth in the Claim Notice or that it is liable for indemnification pursuant to the terms of this Agreement (an “Indemnity Claim Dispute Notice”).  Within 20 days after the giving of any Indemnity Claim Dispute Notice, a representative of the Indemnitor and the Indemnified Party shall negotiate in good faith to resolve the matter.  In the event that the controversy is not resolved within twenty (20) days of the giving of the Indemnity Claim Dispute Notice, the parties shall thereupon be entitled to pursue any and all available remedies at law.

(c)           Not Applicable to Third Party Claims.  Notwithstanding the foregoing, the provisions of this Section 9.4 shall not apply in the case of a Claim Notice provided in connection with a claim by a third Person made against an Indemnified Party, which claims are provided for in, and subject to, Section 9.5.

9.5.	Indemnification Procedures – Third Party Claims.

If a claim by a third party is made against an Indemnified Party (a “Third Party Claim”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article IX, such Indemnified Party shall promptly notify (a “Notice of Third Party Claim”) the Representative, in the case of indemnification sought by any Parent Indemnified Party, in writing of such claims within fifteen (15) days of receipt of such claim, setting forth such claims in reasonable detail; provided, however, that failure to give such a Notice of Third Party Claim within such fifteen (15) day period shall not relieve the Indemnitor of its obligations hereunder, except to the extent Indemnitor shall have been materially prejudiced by such failure.  The Indemnitor shall have fifteen (15) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing (which counsel shall be reasonably acceptable to the Indemnified Party) and at Indemnitor’s own expense, the settlement or defense of the Third Party Claim, and the Indemnified Party shall cooperate with it in connection therewith; provided, however, that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party and paid at its own expense; and provided, further, that, if in the reasonable opinion of counsel for such Indemnified Party, there is a reasonable likelihood of a conflict of interest between the Indemnitor and the Indemnified Party, the Indemnitor shall be responsible for the reasonable fees and expenses of one counsel and one local counsel, if applicable, to such Indemnified Party in connection with such defense of the Third Party Claim.  So long as the Indemnitor is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.  If the Indemnitor does not notify the Indemnified Party in writing within fifteen (15) days after receipt of the Indemnified Party’s Notice of Third Party Claim hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to undertake, at Indemnitor’s cost, risk and expense, the defense, compromise or settlement of the Third Party Claim, but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.  The Indemnitor shall pay the Indemnified Party’s expenses as and when incurred (as evidenced by appropriate documentation).  The Indemnitor shall not, except with the prior written consent of the Indemnified Party, enter into any settlement that (i) does not include as an unconditional term thereof the giving by the Person or Persons asserting such Third Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment, (ii) involves non-monetary relief or remedy, including any restrictions on the Indemnified Party’s ability to operate or compete, or (iii) in the case of a Claim related to Taxes, gives an unconditional release from all liability with respect to similar Claims for all other relevant Tax periods or portions therof.

9.6.	Other Reductions in Indemnity Payments.

Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by any Indemnified Party shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Party (or any of its Affiliates) with respect to such Losses, (ii) any reduction in federal or state income Taxes of the Indemnified Party arising from an item of deduction, loss or credit directly resulting from such Loss, or a refund of federal or state income Taxes of the Indemnified Party arising from an item of deduction, loss or credit directly resulting from such Loss (each, a “Tax Benefit”), (x) but only when actually realized and (y) the amount of which shall be, but only if a positive number, (1) the Indemnified Party's income Tax liability determined without the Tax Benefit (but determined with all other Tax items and attributes, including net operating loss carryforwards) minus (2) the Indemnified Party's Tax liability determined with the Tax Benefit (determined with all other Tax items and attributes, including net operating loss carryforwards),  and (iii) any recoveries obtained by the Indemnified Party (or any of its Affiliates) from any other third party.  Each Indemnified Party shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries.  If any such proceeds, benefits or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after an Indemnitor has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall promptly pay to the Indemnitor the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnitor’s payment).

9.7.	No Contribution.

No holder of shares of capital stock of the Company or Rights shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company or any of its representations, warranties, covenants or agreements, whether by virtue of any contractual or statutory right of indemnity or otherwise.

9.8.	Effect of Investigation.

An Indemnified Party’s right to indemnification or other remedies under this Agreement based upon the representations and warranties and covenants and agreements of Parent or Merger Subsidiary (with respect to a Company Indemnified Party) or the Company (with respect to a Parent Indemnified Party) shall not be affected by any investigation or knowledge of the Indemnified Party or waiver by the Indemnified Party of any condition based on the accuracy of any such representation or warranty or compliance with any covenant or agreement.  Such representations and warranties and covenants and agreements of Parent or Merger Subsidiary (with respect to a Company Indemnified Party) or the Company (with respect to a Parent Indemnified Party) shall not be deemed waived or affected by reason of the fact that the Indemnified Party knew or should have known that any such representation or warranty is or might be inaccurate or that any such covenant or agreement has not or might not have been complied with.  Any investigation made by Parent or Merger Subsidiary, on the one hand, or the Company, Seller or the Representative (on behalf of the Rightsholders) on the other hand, shall be for its or their own protection only, and shall not affect or impair any right or remedy under this Agreement.

9.9.	Subrogation.

Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Losses to which such payment relates.  Such Indemnified Party (and its Affiliates) and Indemnifying Party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

9.10.	Exclusive Remedies.

Except as set forth in Section 10.8, the sole and exclusive liability and responsibility of the Company, Seller and any Rightsholder to Parent or Merger Subsidiary under or in connection with this Agreement, the Merger and the transactions contemplated hereby or thereby (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation or for any other reason) shall be as set forth in this Article IX.  To the extent that Parent or Merger Subsidiary has any Losses for which it may assert any other right to indemnification, contribution or recovery from the Company, Seller or any Rightsholder (whether under this Agreement or under any common law theory or any statute or other law or otherwise), each of Parent and Merger Subsidiary hereby waives, releases and agrees not to assert such right, and each of Parent and Merger Subsidiary agrees to cause each of its Affiliates to waive, release and agree not to assert such right, regardless of the theory upon which any claim may be based, whether contract, equity, tort, fraud, warranty, strict liability or any other theory of liability.

9.11.	No Double Recovery.

Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to indemnification or reimbursement under this Article IX to the extent such Indemnified Party already has been indemnified or reimbursed for such Loss under any other provision of this Agreement (including Exhibits or applicable Disclosure Letter attached hereto).

9.12.	Mitigation.

Parent and the Representative agree to use reasonable efforts to mitigate any Loss which forms the basis of a claim hereunder.

ARTICLE X
GENERAL PROVISIONS

10.1.	No Other Representations and Warranties.

(a)           By Company or the Representative.  Neither the Company, Seller nor the Representative (on behalf of the Rightsholders) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, in each case, except as expressly set forth in this Agreement, the Company Disclosure Letter, the Schedules or any other certificate, document, writing or instrument required to be delivered by or on behalf of the Company or the Representative at the Closing pursuant to this Agreement.

(b)           By Parent or Merger Subsidiary.  Neither Parent nor Merger Subsidiary makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Merger Subsidiary, in each case, except as expressly set forth in this Agreement, the Parent Disclosure Letter, the Schedules or any other certificate, document, writing or instrument delivered by or on behalf of Parent and Merger Subsidiary pursuant to this Agreement.

10.2.	Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile or electronic mail, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent or Merger Subsidiary, to:

ISCO, Inc.
1001 Elk Cambridge Drive
Elk Grove, IL 60007
Attention:  Chief Financial Officer
Telephone:  (847) 391-9412
Telecopy:  (847)-391-5015
Email: cesario@iscointl.com
with a copy to:

Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, PA 19312
Attention:  Michael P. Gallagher
Telephone:  (610) 640-7807
Telecopy:  (610) 640-7835
Email:  gallagmp@pepperlaw.com

if to the Company, Seller and/or the Representative, to:

Clarity Communication Systems Inc.
2640 White Oak Circle
Aurora, IL 60502
Attention:  President and Chief Executive Officer
Telephone:  (630) 499-1234
Telecopy:  (630) 499-1230
Email: jfuentes@claritycsi.com

with a copy to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, IL 60606-4637
Attention: William R. Kucera
Telephone: (312) 701-7296
Telecopy (312) 706-8138
Email: wkucera@mayerbrown.com

10.3.	Interpretation.

When a reference is made in this Agreement to Exhibits or the Schedules, such reference shall be to the corresponding Exhibit or Schedule to this Agreement, unless otherwise indicated.  When a reference is made in this Agreement or in the Company Disclosure Letter or the Parent Disclosure Letter to Articles, Sections or sub-Sections, such reference shall be to the corresponding Article, Section or sub-Section of this Agreement, unless otherwise indicated.  For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”  Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.  The words “hereby,” “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise indicated, be construed to refer to this Agreement as a whole and not any particular provision of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.4.	Counterparts.

This Agreement may be executed by the parties in multiple counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed by facsimile signature.

10.5.	Attorneys’ Fees.

If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

10.6.	Entire Agreement; Third-Party Beneficiaries.

This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Parent Disclosure Letter and the Exhibits and Schedules hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement.  This Agreement is not intended to confer upon any other Person any rights, benefits or remedies under or by reason of this Agreement, and shall not confer on any Person any rights, benefits or remedies under or by reason of this Agreement except as specifically provided herein.

10.7.	Severability.

In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8.	Other Remedies; Specific Performance.

The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions pursuant thereto as are necessary on its part for the consummation of the Merger, will cause irreparable injury to the other parties.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Illinois state court or, if under Applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Illinois, this being in addition to any other remedy to which such party is entitled at law or in equity.

10.9.	Expenses.

Except as otherwise expressly provided in this Agreement, each of the parties hereto will bear all legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with any due diligence investigation, or the negotiation, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, whether or not such transactions are consummated.

10.10.	Rules of Construction.

The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.11.	Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise, unless the parties hereto provide written consent to such assignment; provided, however, that upon notice to the Company (prior to the Effective Time) Seller or the Representative (after the Effective Time) and without releasing Parent from any of its or their obligations or liabilities hereunder, (a) Parent may assign or delegate any or all of its or their rights or obligations under this Agreement to any Affiliate of Parent, provided however, Parent shall not do so if such assignment or delegation will adversely affect the tax-free status of the Merger under Section 368(a) of the Code and (b) nothing in this Agreement shall limit the ability of Parent to make a collateral assignment of its or their rights under this Agreement to any lender that provides funds to Parent or any Affiliate of Parent, in either case without the consent of the Company or Seller, as applicable.  Seller shall execute an acknowledgment of such collateral assignments in such forms as Parent or its Affiliates may from time to time reasonably request.  In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on the assigns of Parent or their Affiliates, as applicable.  Any assignment in violation of the foregoing shall be null and void.

10.12.	Time.

Time is of the essence in each and every provision of this Agreement.

10.13.	Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.  Each of the parties hereto (a) irrevocably consents to the jurisdiction and venue of any Illinois state court or any court of the United States located in the State of Illinois in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Illinois state court or, if under Applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Illinois, and (d) consents to service being made through the notice procedures set forth in Section 10.2.  Each of the Company, Seller, the Representative on behalf of the Rightsholders, Parent and Merger Subsidiary hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10.2 shall be effective service of process for any Legal Proceeding in connection with this Agreement or the transactions contemplated hereby.

10.14.	Waiver of Jury Trial.

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUBSIDIARY, THE COMPANY OR THE REPRESENTATIVE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

ARTICLE XI
THE REPRESENTATIVE

11.1.	Authorization.

The Representative hereby is appointed, authorized and empowered to act as the agent of the Rightsholders in connection with, and to facilitate the consummation of the Merger and the other transactions contemplated by this Agreement, and with respect to the activities to be performed on behalf of the Rightsholders under this Agreement (it being understood that each Rightsholder shall acknowledge and agree to be bound by the provisions of this Article XI pursuant to such Rightsholder’s Restricted Stock Award Agreement as if such Rightsholder was a signatory hereto).  The authority of the Representative shall include the power and authority to (a) take all action necessary in connection with the defense, payment and/or settlement of any claims for indemnification, (b) take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the other transactions contemplated hereby as the Representative, in his reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement, (c) give and receive all notices required to be given under this Agreement, (d) take any and all additional action as is contemplated to be taken by the Representative by the terms of this Agreement and (e) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of any of the foregoing.

11.2.	Reliance.

Parent, the Surviving Corporation and its and their Subsidiaries shall be entitled to rely exclusively upon the communications of the Representative relating to the foregoing as the communications of the Rightsholders.  Neither Parent nor the Surviving Corporation shall be held liable or accountable in any manner for any act or omission of the Representative in such capacity.

11.3.	Compensation; Exculpation.

(a)           Compensation.  The Representative shall receive no compensation for his services as the Representative.

(b)           Exculpation.  The Representative shall not be liable to any Rightsholder for any act done or omitted hereunder as the Representative other than as a result of gross negligence, bad faith or willful misconduct) on the part of the Representative and shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Rightsholder other than as a result of gross negligence, bad faith or willful misconduct on the part of the Representative.

11.4.	Expenses

The reasonable costs and expenses of the Representative in addressing indemnification or other matters on behalf of the Rightsholders shall be reimbursed by using Time-Based Shares up to an aggregate value of $10,000.  At least five Business Days prior to the first anniversary of the Closing Date (with respect to the First Time-Based Shares) and the second anniversary of the Closing Date (with respect to the Second Time-Based Shares), the Representative shall provide Parent with a written notice setting forth, in reasonable detail, its costs and expenses for the previous year.  Upon receipt of such notice, the Allocation Schedule shall be revised by taking Time-Based Shares from Seller and the Rightsholders (using the average Market Price per share of Parent Common Stock for the previous consecutive ten-day trading period for purposes of valuation) in accordance with such Seller’s and Rightsholders’ respective then-current Indemnification Percentages and allocating such shares to the Representative.

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PARENT:
ISCO International, Inc.
By:	/s/ Frank Cesario
Name:	Frank Cesario
Title:	CFO

MERGER SUBSIDIARY:
ISCO Illinois, Inc.
By:	/s/ Frank Cesario
Name:	Frank Cesario
Title:	CFO

COMPANY:
Clarity Communication Systems Inc.
By:	/s/ James Fuentes
Name:	James Fuentes
Title:	Chief Executive Officer

SELLER:
By:	/s/ James Fuentes
Name:	James Fuentes

REPRESENTATIVE:
James Fuentes (solely in his capacity as the Representative)
By:	/s/ James Fuentes
Name:	James Fuentes

Exhibit B

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into on this ____ day of _______, 200__, by and between ISCO INTERNATIONAL, INC. (the “Company”), and JAMES FUENTES, an individual (“Executive”), with reference to the following facts:

WHEREAS, pursuant to the Agreement and Plan of Merger, dated November 13, 2007 (the “Merger Agreement”), by and among the Company, ISCO Illinois, Inc., an Illinois corporation and a direct wholly-owned subsidiary of the Company (“Merger Subsidiary”), Clarity Communication Systems Inc., an Illinois corporation (“Clarity”), and Executive, for himself and as the Representative (as defined in the Merger Agreement), the parties thereto intend to effect a merger (the “Merger”) in which Merger Subsidiary will merge with and into Clarity with Clarity being the surviving corporation (the “Surviving Corporation”) of the Merger; and

WHEREAS, as a condition to the obligations of the parties to effect the Merger, the Merger Agreement requires the Company and Executive to enter into this Agreement; and

WHEREAS, it is the mutual desire of the Company and Executive that Executive be employed by the Company on the terms set forth in this Agreement.

NOW, THEREFORE, based on the above premises and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.  Effective Date.  The effectiveness of this Agreement is expressly contingent upon, and effective as of the date of, the closing of the Merger (the “Effective Date”).

SECTION 2.  Employment with the Company.

2.1.           Position and Duties.  Executive will report to the Company’s Chief Executive Officer (“CEO”) as a member of the management team of the Company and its consolidated subsidiaries (collectively, the “Combined Entity”) to assist the CEO in the coordination and integration of the Surviving Corporation’s operations with the Combined Entity and perform such other duties as the CEO may assign to the Executive.  Nothing in this paragraph will obligate the Company or any constituent member of the Combined Entity to continue to employ Executive in any capacity beyond the end of the period described below in Section 3, nor shall it inhibit the parties from continuing such arrangement as mutually agreed.

2.2.           Full Time and Best Efforts.  Executive will perform his duties faithfully and to the best of his ability and will devote his full business time and effort to the performance of his duties hereunder.  Executive will not engage in any other employment or business activities for any direct or indirect remuneration that would be directly harmful or detrimental to, or that may compete with, the business and affairs of the Company, or that would interfere with his duties hereunder.  Executive acknowledges that frequent travel may be necessary in carrying out his duties hereunder.

SECTION 3.  Term of Employment.  Executive’s employment by the Company under this Agreement shall be for a period commencing on the Effective Date and ending on the second anniversary of the Effective Date subject to his earlier termination in accordance with Section 7 of this Agreement (the “Term”); provided, however, that upon the eighteen-month anniversary of the Effective Date and each day thereafter the Term shall be extended for one additional day unless and until the Company provides written notice to Executive that such extension shall not occur.  Upon  expiration of the Term, this Agreement will expire (other than Section 10 hereof, which Section will survive any expiration or termination of this Agreement) and, unless otherwise agreed by the parties, Executive’s employment by the Company will cease and the Company will have no liability to Executive.

SECTION 4.  Compensation.  The Company will compensate Executive for services rendered hereunder at the annual rate of $240,000 (“Base Salary”) payable in accordance with the Company’s normal payroll practices and subject to changes in such practices or payroll deductions as may be necessary or customary for the Company’s salaried employees.

SECTION 5.  Benefits.  Executive shall be entitled to participate in the employee benefit plans and programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto.  Executive shall be given credit for his service with Clarity for purposes of eligibility and vesting under any such benefit plans and programs of the Company.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.  Executive shall be entitled to receive  five (5) weeks of annual paid vacation in accordance with the Company’s vacation policy.  Executive shall be entitled to all paid holidays the Company makes available to its employees.

SECTION 6.  Business Expenses.  The Company shall reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policies as in effect from time to time.

SECTION 7.  Termination.  Executive’s employment hereunder may be terminated by either party at any time, subject to the terms of this Section 7:

7.1.           Termination Without Cause or for Good Reason.  If Executive’s employment ceases due to a termination by the Company other than for Cause or by Executive for Good Reason, then subject to Executive’s compliance with the provisions of Section 10 below (the “Covenants”), Executive will receive (A) monthly severance payments equal to 1/12th of his Base Salary for the lesser of: (i) three months or (ii) the number of whole months remaining in the Term  as of the date of his termination and (B) the payments described in Section 7.2. The severance benefits described in this Section 7.1 are in lieu of, not in addition to, any severance benefits otherwise payable under any other severance arrangement maintained by the Company.

7.2.           Other Terminations.  In the event of any cessation of Executive’s employment other than as described above in Section 7.1, all salary, benefits and other compensation will cease at the time of such termination and, subject to the terms of any benefit plans then in force and applicable to Executive, the Company will have no further liability or obligation hereunder by reason of such termination; provided, however that the Company will pay Executive any accrued but unpaid Base Salary and any accrued but unused vacation as of the date of Executive’s termination.

7.3.           Cause.  “Cause” means the occurrence of any of the following:  (1) Executive’s refusal, failure or inability to perform (other than due to illness or disability) his duties or to follow the lawful directives of the person or group of persons to whom he reports (his “Supervisor”); in such event prior to termination, his Supervisor shall provide written notice of the bases of termination, meet with Executive within five days of the notice of termination, and Executive shall have thirty days thereafter to cure the conduct; (2) misconduct or gross negligence by Executive in the course of employment that could reasonably be expected to have a material adverse effect on the operations, condition or reputation of the Company; (3) Executive’s conviction of, or the entry of a plea of guilty or nolo contendere to, a crime involving moral turpitude or that otherwise could reasonably be expected to have an material adverse effect on the operations, condition or reputation of the Company; (4) a material breach by Executive of any agreement with, lawful policy of or fiduciary duty owed to the Company; or (5) violation of the Company’s policies regarding alcohol abuse or use of controlled drugs.  For avoidance of doubt, a cessation of employment due to a disability entitling Executive to benefits under any Company maintained or provided long-term disability plan or policy will not constitute a termination by the Company “without Cause.”

7.4.           Good Reason.  Executive shall be eligible to terminate his employment for “Good Reason” upon the occurrence of any of the following events or conditions;

the assignment to Executive of any duties materially inconsistent with the Executive's position and status as set forth in Section 2.1,

a reduction by the Company in Executive’s Base Salary to an amount that is less than required under Section 4,

the relocation of Executive's base office to an office that is more than 50 highway miles of Executive's base office on the Effective Date,

any other material breach of this Agreement by the Company.

7.5.           Mitigation.  Except as may be expressly provided elsewhere in this Agreement, the Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 7 (whether by seeking new employment or in any other manner).  No such payment shall be reduced by earnings that the Executive may receive from any other source.

7.6.           Section 409A.  Notwithstanding any other provision of this Agreement, if the termination giving rise to any payment or benefit described in Section 7 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the payment of those amounts (to the extent they constitute a “deferral of compensation,” within the meaning of Section 409A of the Internal Revenue Code) will be deferred (without interest) until such time as Executive experiences a Separation from Service.  In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code, those amounts that would otherwise be paid within six months following Executive’s Separation from Service (taking into account the preceding sentence) will instead be deferred (without interest) and paid to Executive in a lump sum immediately following that six-month period.  This provision shall not be construed as preventing the application of Treas. Reg. §§ 1.409A-1(b)(4) or 1.409A-1(b)(9) (or any successor provisions) to amounts payable hereunder.

SECTION 8.  Modified Reduction.  Notwithstanding any other provisions of this Agreement to the contrary, in the event that any payments or benefits received or to be received by Executive in connection with Executive’s employment with the Company (or termination thereof) would subject Executive to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “ Excise Tax”), and if the net after-tax amount (taking into account all applicable taxes payable by Executive, including without limitation any Excise Tax) that Executive would receive with respect to such payments or benefits does not exceed the net after-tax amount Executive would receive if the amount of such payments and benefits were reduced to the maximum amount which could otherwise be payable to Executive without the imposition of the Excise Tax, then, only to the extent necessary to eliminate the imposition of the Excise Tax, such payments and benefits shall be so reduced.

SECTION 9.  Condition to Severance Payments.  All severance payments or other benefits provided under Section 7 are conditioned on Executive’s continuing compliance with this Agreement and the Company’s policies and Executive’s execution (and non-revocation) of a release of claims and covenant not to sue substantially in the form provided in Exhibit A upon termination of employment.

SECTION 10.  Covenants.  In recognition of the compensation and severance protection provided to Executive pursuant to this Agreement, the Executive agrees to be bound by the provisions of this Section 10.  These provisions will apply without regard to whether any cessation of the Executive’s employment is initiated by the Company or the Executive, and without regard to the reason for that cessation.

10.1.         Non-Solicitation and Non-Competition.  For a period of  two (2) years after the cessation of Executive’s employment with the Company for any reason (without regard to whether that cessation is initiated by Executive or the Company), Executive will not do any of the following, directly or indirectly, without the prior written consent of the Company (except in his capacity as an officer or director of the Company):

10.1.1.     solicit, entice or induce any person, firm or corporation who or which is a client or customer of the Company or any of its subsidiaries to become a client or customer of any other person, firm or corporation involved in activities that are the same as, or in direct competition with, the business activities carried on by the Company (or being definitively planned by the Company at the time of the cessation of Executive’s employment with the Company) (a “Competing Business”);

10.1.2.     influence or attempt to influence any customer of the Company or its subsidiaries to terminate or modify any written or oral agreement or course of dealing with the Company or its subsidiaries;

10.1.3.     influence or attempt to influence any person to terminate or modify any employment, consulting, agency, distributorship, licensing or other similar relationship or arrangement with the Company or its subsidiaries; or
10.1.4.     engage in a geographic area that is coextensive with the geographic area in which the Company does business at the time of the cessation of Executive’s employment with the Company as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise; provided, however, that nothing contained in this subsection shall prevent Executive from holding for investment up to five percent (5%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

10.2.        Non-Disclosure.  Executive shall not use for Executive’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company, any “Confidential Information,” which term shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of, or developed by, the Company, any Company Creation (as that term is defined in Section 10.3.1), or any other confidential information relating to or dealing with the business operations of the Company, made known to Executive or learned or acquired by Executive while in the employ of the Company, but Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the general public.  The foregoing provisions of this subsection shall apply during and after the period when Executive is an employee of the Company and shall be in addition to (and not a limitation of) any other legally applicable protections of the Company’s interest in confidential information, trade secrets, and the like.  At the termination of Executive’s employment with Company, Executive shall return to the Company all copies of Confidential Information in any medium, including computer tapes and other forms of data storage.

10.3.         Intellectual Property & Company Creations.

10.3.1.     Ownership.  All right, title and interest in and to any and all ideas, inventions, designs, technologies, formulas, methods, processes, development techniques, discoveries, computer programs or instructions (whether in source code, object code, or any other form), computer hardware, algorithms, plans, customer lists, memoranda, tests, research, designs, specifications, models, data, diagrams, flow charts, techniques (whether reduced to written form or otherwise), patents, patent applications, formats, test results, marketing and business ideas, trademarks, trade secrets, service marks, trade dress, logos, trade names, fictitious names, brand names, corporate names, original works of authorship, copyrights, copyrightable works, mask works, computer software, all other similar intangible personal property, and all improvements, derivative works, know-how, data, rights and claims related to the foregoing that have been or are conceived, developed or created in whole or in part by Executive (a) at any time and at any place that relates to the business of the Company, as then operated, operated in the past or under consideration or development or (b) as a result of tasks assigned to Executive by the Company (collectively, “Company Creations”), shall be and become and remain the sole and exclusive property of the Company and shall be considered “works made for hire” as that term is defined pursuant to applicable statutes and law.

10.3.2.     Assignment.  Executive acknowledges that all Company Creations that are copyrightable shall be considered a work made for hire under United States Copyright Law.  To the extent that any copyrightable Company Creations may not be considered a work made for hire under the applicable provisions of the copyright law, or to the extent that, notwithstanding the foregoing provisions, Executive may retain an interest in any Company Creation, Executive hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Executive may have in such Company Creation under copyright, patent, trade secret, trademark and other law protecting proprietary or intellectual property rights, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration.  The Company shall be entitled to obtain and hold in its own name all registrations of copyrights, patents, trade secrets, trademarks and other proprietary or intellectual property rights with respect thereto.  Executive shall have no claim for additional compensation for Company Creations.

10.3.3.     Disclosure & Cooperation.  Executive shall keep and maintain adequate and current written records of all Company Creations and their development by Executive (solely or jointly with others), which records shall be available at all times to and remain the sole property of the Company.  Executive shall communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any Company Creations.  Executive further agrees to execute and deliver to the Company or its designee(s) any and all formal transfers and assignments and other documents and to provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Company Creations.  Executive hereby designates and appoints the Company or its designee as Executive’s agent and attorney-in-fact to execute on Executive’s behalf any assignments or other documents deemed necessary by the Company to perfect, maintain or otherwise protect the Company’s rights in any Company Creations.

10.4.         Acknowledgments.  Executive acknowledges that the Covenants are reasonable and necessary to protect the Company’s legitimate business interests, its relationships with its customers, its trade secrets and other confidential or proprietary information.  Executive further acknowledges that the duration and scope of the Covenants are reasonable given the nature of this Agreement and the position Executive holds or will hold within the Company.  Executive further acknowledges that the Covenants are included herein to induce the Company to enter into this Agreement and that the Company would not have entered into this Agreement or otherwise enhanced Executive’s Base Salary in the absence of the Covenants. Executive also acknowledges that any breach, willful or otherwise, of the Covenants will cause continuing and irreparable injury to the Company for which monetary damages, alone, will not be an adequate remedy.  Finally, Executive acknowledges that the Covenants are in addition to, and not in lieu of, any restrictive covenants to which he is subject pursuant to the Merger Agreement.

10.5.        Enforcement.

10.5.1.     Judicial Modification.  If any court determines that the Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, that court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.

10.5.2.     Remedies.  Executive acknowledges and agrees that, in view of the nature of the business in which the Company is engaged and Executive’s exposure to the Company’s business, the restrictions contained in this section are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of those restrictions would result in irreparable injury to the Company, for which there is no adequate remedy at law.  Executive therefore agrees that in the event of any actual or threatened violation, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief against Executive, in addition to damages from Executive and an equitable accounting of all commissions, earnings, profits and other benefits to Executive arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

10.5.3.     Disgorgement.  In addition to the remedies specified above and any other relief awarded by any court, if Executive breaches any of the Covenants, he will be required to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by him as a result of any such breach and the Company will be entitled to injunctive or other equitable relief to prevent further breaches of the Covenants by Executive.

10.5.4.     Extension of Restrictions.  If Executive breaches Section 10.1 in any respect, the duration of the restrictions therein contained will be extended for a period equal to the period that Executive was in breach of such restrictions.

SECTION 11.  Successors and Assigns.  The Company may assign its rights under this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.  Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.

SECTION 12.  Notice Clause.  Any notice or other communication required or permitted to be given under this Agreement will be given in writing and will be deemed effective on the day delivered in person, or the business day after the day on which such notice was mailed registered or certified mail, postage prepaid, addressed as follows:

if to the Executive: to his home address then on file in the Company’s personnel records;

if to the Company: to the Company’s principal executive offices, c/o Chief Financial Officer; or to such other address as either party may duly specify by notice given in the manner described above.

SECTION 13.  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the State of Illinois.

SECTION 14.  Severability.  The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.

SECTION 15.  Wage Claims.  The parties intend that all obligations to pay compensation to Executive be obligations solely of the Company.  Therefore, intending to be bound by this provision, Executive hereby waives any right to claim payment of amounts owed to him, now or in the future, from directors or officers of the Company in the event of the Company’s insolvency.

SECTION 16.  Integration.  This Agreement and any other agreement referred to herein or executed contemporaneously herewith represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, provided, however, that Executive will at all times be bound by all applicable Company policies in then effect, including (without limitation) the Company’s ethics guidelines and insider trading policies.  No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

SECTION 17.  Taxes.  All payments and transfers of property, whether made pursuant to this Agreement or otherwise, shall be subject to withholding of applicable income and employment taxes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has executed this Agreement, in each case as of the date first above written.

JAMES FUENTES		ISCO INTERNATIONAL, INC.

By:

Title:

EXHIBIT A

RELEASE AND NON-DISPARAGEMENT AGREEMENT

THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (this “Release”) is made as of the ___ day of _______, _____ by and between JAMES FUENTES (the “Executive”) and ISCO INTERNATIONAL, INC. and CLARITY COMMUNICATIONS SYSTEMS INC. (collectively, the “Company”).

WHEREAS, the Executive’s employment as an executive of the Company has terminated; and

WHEREAS, pursuant to Section 7 of the Employment Agreement by and between the Company and the Executive dated __________, 2007 (the “Employment Agreement”), the Company has agreed to pay the Executive certain amounts and to provide him with certain rights and benefits, subject to the execution of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1.  Consideration.  The Executive acknowledges that: (i) the payments, rights and benefits set forth in Section 7.1 of the Agreement constitute full settlement of all his rights under the Employment Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Executive.  The Executive further acknowledges that, in the absence of his execution of this Release, the benefits and payments specified in Section 7.1 of the Employment Agreement would not otherwise be due to him.

SECTION 2.  Release and Covenant Not to Sue.

2.1.           The Executive hereby fully and forever releases and discharges the Company, and all predecessors and successors, assigns, stockholders, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of the Executive’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

2.2.           The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person.  The Executive further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment.  This Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

2.3.           The foregoing will not be deemed to release the Company from claims solely to enforce this Release or Section 7.1 of the Employment Agreement.

SECTION 3.  Restrictive Covenants.  The Executive acknowledges that Section 10 of the Employment Agreement will survive the termination of his employment.  The Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

SECTION 4.  Non-Disparagement.  The Executive will not disparage any Released Person or otherwise take any action that could reasonably be expected to adversely affect the personal or professional reputation of any Released Person.  Similarly, the Company (meaning, solely for this purpose, the Company’s officers, directors and agents specifically authorized to communicate on its behalf) will not disparage the Executive or otherwise take any action that could reasonably be expected to adversely affect his personal or professional reputation.

SECTION 5.  Cooperation.  The Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Executive was in any way involved during his employment with the Company.  The Executive shall render such cooperation in a timely manner on reasonable notice from the Company.

SECTION 6.  Rescission Right.  The Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void.  The Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Company at the address specified in Section 12 of the Employment Agreement.

SECTION 7.  Challenge.  If the Executive violates or challenges the enforceability of any provisions of this Release or Section 10 of the Employment Agreement, no further payments, rights or benefits under Section 7 of the Employment Agreement will be due to the Executive.

SECTION 8.  Miscellaneous.

8.1.           No Admission of Liability.  This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive.  There have been no such violations, and the Company specifically denies any such violations.

8.2.           No Reinstatement.  The Executive agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

8.3.           Successors and Assigns.  This Release shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, permitted assigns, executors, administrators and heirs.  The Executive not may make any assignment of this Release or any interest herein, by operation of law or otherwise.  The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

8.4.           Severability.  Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

8.5.           Entire Agreement; Amendments.  Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof.  This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

8.6.           Governing Law.  This Release shall be governed by, and enforced in accordance with, the laws of the State of Illinois, without regard to the application of the principles of conflicts of laws.

8.7.           Counterparts and Facsimiles.  This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Executive has executed this Release, in each case as of the date first above written.

JAMES FUENTES		ISCO INTERNATIONAL, INC.

By:

Title:

Exhibit C

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is entered into as of _________, 200_, among ISCO International, Inc., a Delaware corporation with offices at 1001 Cambridge Drive, Elk Grove Village, Illinois 60007 (the “Company”) and James Fuentes (“Fuentes”) and the Rightsholders whose shares of Common Stock have not been registered on a Form S-8 prior to the Closing Date (collectively with Fuentes, “Sellers” and each, a “Seller”).

WITNESSETH:

WHEREAS, pursuant to the Agreement and Plan of Merger, dated November 13, 2007 (the “Merger Agreement”), by and among the Company, ISCO Illinois, Inc., an Illinois corporation and a direct wholly-owned subsidiary of the Company, Clarity Communication Systems Inc., an Illinois corporation which is solely owned by Fuentes (“Clarity”), and Fuentes, for himself and as the representative of the Rightsholders, the Company is to acquire Clarity through a merger (the “Merger”) in which the Company is to issue shares of its common stock, par value $0.001 per share (the “Common Stock”), to Sellers in exchange for Sellers’ shares of capital stock of Clarity or Rights in accordance with the terms of the Merger Agreement; and

WHEREAS, the Company and Fuentes have agreed to enter into this Agreement to provide for the registration for resale of the shares of Common Stock to be issued to Sellers in the Merger; and

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in the Merger Agreement and this Agreement, the Company and Sellers agree as follows:

1.           Certain Definitions.  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Merger Agreement.  As used in this Agreement, the following terms shall have the following respective meanings:

“Commission” or “SEC” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

“Registrable Shares” shall mean all Sellers’ Shares upon original issuance thereof and at all times subsequent thereto until the earliest to occur of (1) the disposition of such Sellers’ Shares in accordance with the Resale Registration Statement, (2) the sale of such Sellers’ Shares in compliance with Rule 144 and/or Rule 145, as applicable, under the Securities Act or (3) such Sellers’ Shares ceasing to be outstanding.

“Resale Registration Statement” shall have the meaning set forth in Section 2(i) herein.

2.	Registration Requirements.

“Securities Act” or “Act” shall mean the Securities Act of 1933, as amended.

(i)           Within 30 days after the Closing, the Company shall file with the SEC a Registration Statement on Form S-3 (the “Resale Registration Statement”), or on such other form available to the Company if Form S-3 is not available, for an offering to be made on a continuous basis pursuant to Rule 415 promulgated under the Securities Act (as such rule may be amended from time to time) registering the resale from time to time by each Seller of the shares of Common Stock issued or issuable pursuant to the Merger Agreement (the “Sellers’ Shares”) up to the full extent permitted by Applicable Law or SEC guidelines and interpretations (it being understood that the initial filing shall include all of Sellers’ Shares and any reduction in the number of Sellers’ Shares included in the Resale Registration Statement shall only be made if required by the SEC staff in connection with its review of the Resale Registration Statement and, in the event of any such reduction, the Company shall register any such Sellers’ Shares not included in the Resale Registration Statement as soon as possible in accordance with Applicable Law and SEC guidelines and interpretations), which registration statement shall comply in all material respects with the requirements of the Securities Act.  Notwithstanding the foregoing, if in the reasonable determination of the Company’s counsel that the Resale Registration Statement could not be declared effective due to the age of the Company’s financial statements, then the Company may delay the initial filing of the Resale Registration Statement until five (5) days after the date of the Company’s independent auditor’s report on the Company’s financial statements as of and for the year ended December 31, 2007; provided, however, that the Company shall use commercially reasonable efforts to obtain the independent auditor's report as soon as practicable after the Company's financial statements as of and for the nine months ended September 30, 2007 become stale pursuant to the rules of the SEC.

(ii)           The Company shall use its commercially reasonable efforts to cause the Resale Registration Statement to become and remain effective at all times during the period beginning upon the filing thereof and ending on the earlier of (A) the date all of the Registrable Shares may be sold pursuant to Rule 144(k) under the Securities Act and (B) the date there ceases to be any Registrable Shares and (C) the second anniversary of the Closing Date (the “Effective Period”).  The Company shall promptly supplement and amend the Resale Registration Statement if required by the rules, regulations or instructions applicable to Form S-3 or if required by the Securities Act.  In addition, from and after the date that the Resale Registration Statement is filed, and to the extent permitted by applicable rules and regulations, the Company shall, as promptly as practicable following receipt of a written request from a Seller, file a supplement to the prospectus contained in the Resale Registration Statement to amend the selling stockholder table contained therein as set forth in such request.

(iii)           In connection with its obligations pursuant to this Agreement, the Company shall:

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(A)           prepare the Resale Registration Statement and, no later than five Business Days prior to filing, furnish to and afford Sellers a reasonable opportunity to review the Resale Registration Statement proposed to be filed and reflect in such document when so filed reasonable comments of Sellers;

(B)           prepare and file with the SEC such amendments and post-effective amendments to the Resale Registration Statement as may be necessary to keep such Resale Registration Statement continuously effective during the Effective Period; cause the related prospectus to be supplemented by any prospectus supplement required by Applicable Law, and as so supplemented to be filed pursuant to Rule 424 promulgated under the Securities Act (or any similar provisions then in force); and use its commercially reasonable efforts to comply with the provisions of the Securities Act applicable to it with respect to the disposition of all Sellers’ Shares covered by the Resale Registration Statement during the Effective Period in accordance with the intended methods of distribution set forth in the Resale Registration Statement as so amended or in such prospectus as so supplemented; provided that before filing any amendments or supplements to the Resale Registration Statement, the Company shall furnish to and afford Sellers a reasonable opportunity to review copies of all such amendments or supplements proposed to be filed (in each case, where possible, at least three Business Days prior to such filing, or such later date as is reasonable under the circumstances) and reflect in each such document when so filed reasonable comments of Sellers (it being understood that this proviso shall not apply to reports filed by the Company pursuant to the Exchange Act that are incorporated by reference into the Resale Registration Statement);

(C)           notify Sellers, as promptly as practicable, (1) when a prospectus or any prospectus supplement or post-effective amendment to the Resale Registration Statement has been filed, and, with respect to any post-effective amendment, when the same has become effective under the Securities Act, (2) of the issuance by the SEC of any stop order suspending the effectiveness of the Resale Registration Statement or of any order preventing or suspending the use of any prospectus or the initiation of any proceedings for that purpose, (3) of the happening of any event, the existence of any condition or any information becoming known (but not the nature or details concerning such event, condition or information) that makes any statement made in the Resale Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in or amendments or supplements to the Resale Registration Statement, prospectus or documents so that, in the case of the Resale Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided, however, that no notice by the Company pursuant to this clause (3) shall be required in the event that the Company promptly files a prospectus supplement to update the prospectus or a Current Report on Form 8-K or other appropriate Exchange Act report that is incorporated by reference into the Resale Registration Statement which, in either case, contains the requisite information with respect to such event, condition or information that results in the Resale Registration Statement no longer containing any untrue statement of a material fact or omitting to state a material fact necessary to make the statements contained therein not misleading) and (4) of the Company’s determination that a post-effective amendment to the Resale Registration Statement would be appropriate.  Upon notification pursuant to Clauses (2), (3) or (4) of this section or notification of a Suspension Period (as defined below), Sellers shall immediately discontinue the use of Resale Registration Statement for dispositions of the Sellers’ Shares until such time as the Company has notified Sellers that (a) the stop order has been withdrawn, (b) the prospectus supplement or report has been filed or the post effective amendment has been declared effective, as the same may be, or (c) the use of the applicable prospectus contained in the Resale Registration Statement may be resumed, and, in any case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus or Resale Registration Statement, which notification shall be made promptly following such withdrawal, filing or effectiveness.  The Company may provide appropriate stop orders to enforce the provisions of this paragraph;

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(D)           use its commercially reasonable efforts to prevent the issuance of any stop order by the SEC suspending the effectiveness of the Resale Registration Statement or of any stop order by the SEC preventing or suspending the use of a prospectus and, if any such stop order is issued, to use its commercially reasonable efforts to obtain the withdrawal of such stop order at the earliest possible moment, and provide prompt notice to Seller of the withdrawal of any such stop order;

(E)           deliver during the Effective Period to Sellers, at the sole expense of the Company, as many copies of the prospectus contained in the Resale Registration Statement and each amendment or supplement thereto as Seller may reasonably request (not including the documents incorporated by reference therein, unless Sellers so requests in writing); and the Company hereby consents to the use of such prospectus and each amendment or supplement thereto in connection with the offering and sale of the Sellers’ Shares covered by such prospectus and any amendment or supplement thereto in the manner set forth therein;

(F)           use its commercially reasonable efforts to register or qualify any Seller’s Shares covered by the Resale Registration Statement under the securities or blue sky laws of such states as such Seller shall reasonably request and at such Seller’s sole cost and expense, and do any and all other acts and things that may reasonably be necessary or desirable to enable such Seller to consummate the public sale or other disposition of the Seller’s Shares in such states; provided, however, that the Company shall not be required in connection with this paragraph to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction;

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(G)           unless the Sellers’ Shares shall be in book-entry form only, cooperate with Sellers to facilitate the timely preparation and delivery of certificates representing Sellers’ Shares sold pursuant to the Resale Registration Statement, or subject to receipt by the Company of satisfactory evidence of compliance with Applicable Law, an exemption for the registration requirements of the Securities Act, which certificates shall not bear any restrictive legends (unless transferred otherwise than pursuant to the Resale Registration Statement or in compliance with Rule 144 under the Securities Act) and shall be in a form eligible for deposit with The Depository Trust Company; and enable such Sellers’ Shares to be in such denominations and registered in such names as Sellers may reasonably request in connection with any sale of Sellers’ Shares.  Prior to any sale or other transfer of Sellers’ Shares other than pursuant to the Resale Registration Statement, Sellers must furnish to the Company such certificates, legal opinions and other information as the Company or its transfer agent may reasonably require to confirm that such sale or transfer is being made pursuant to an exemption from the registration requirements of the Securities Act;

(H)           subject to Section 2(vi) below, upon the occurrence of any event contemplated by Section 2(iii)(C), as promptly as practicable prepare and file with the SEC, at the sole expense of the Company, a supplement or post-effective amendment to the Resale Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Sellers’ Shares being sold thereunder, any such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(I)           during the Effective Period, use its commercially reasonable efforts to comply with all rules and regulations of the SEC applicable to the Resale Registration Statement; and

(J)           use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Sellers’ Shares covered by the Resale Registration Statement contemplated hereby.

(iv)           Except as otherwise provided herein, the Company will pay all Registration Expenses relating to the Resale Registration Statement.  For purposes of this Agreement, the term “Registration Expenses” shall mean all expenses incurred by the Company in complying with this Agreement, including all registration and filing fees, listing fees, printing expenses, fees and disbursements of counsel for the Company, excluding any state blue sky fees and expenses; provided, however, that except as expressly set forth herein, in no event shall Registration Expenses include any underwriting fees, discounts, commissions or fees attributable to the sale of the Sellers’ Shares or any counsel, accounting or other Persons retained by Sellers in connection with the matters set forth in this Agreement.

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(v)           If the Company has delivered a prospectus to Sellers and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify Sellers and provide Sellers with a reasonable number of revised prospectuses.

(vi)           The Company may suspend the availability of the Resale Registration Statement and the use of any prospectus for a period not to exceed sixty (60) days in the aggregate in any three (3) month period or ninety (90) days in the aggregate during any twelve (12) month period, if the Company determines, in its reasonable judgment and based on the advice of its counsel, that such suspension is necessary due to the existence of an event or state of facts relating to the Company or its subsidiaries that is material to the Company and its subsidiaries, taken as a whole; provided that the Company promptly thereafter complies with the requirements of Section 2(iii)(B), if applicable.  Any period during which the Company may, pursuant to this Section 2 (vii), suspend the availability of the Resale Registration Statement and the use of any prospectus shall be referred to as a “Suspension Period.”

(vii)           Sellers agree to cooperate as reasonably requested by the Company in connection with the preparation and filing of the Resale Registration Statement.

3.           Information by Sellers.  Sellers shall promptly furnish to the Company such information regarding Sellers and the distribution and/or sale proposed by Sellers as the Company may from time to time reasonably request in writing in connection with any registration, qualification or compliance referred to in this Agreement, and the Company shall not be required to file a Resale Registration Statement or amendment or supplement, as applicable, if Sellers fail to furnish such information within a reasonable time after receiving such request.  Sellers agree that, other than ordinary course brokerage arrangements, in the event it enters into any arrangement with a broker dealer for the sale of any Registrable Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, Sellers shall promptly deliver to the Company in writing all applicable information required in order for the Company to be able to timely file a supplement to the Prospectus pursuant to Rule 424(b) under the Securities Act, to the extent that such supplement is legally required.  Such information shall include a description of (i) the name of the participating broker dealer(s), (ii) the number of Registrable Shares involved, (iii) the price at which such Registrable Shares were or are to be sold, and (iv) the commissions paid or to be paid or discounts or concessions allowed or to be allowed to such broker dealer(s), where applicable.

4.           Indemnification and Contribution.

(a)           The Company agrees to indemnify, to the fullest extent permitted by law, each seller of Registrable Shares, its officers and directors and each Person who controls such seller (within the meaning of the Securities Act or the Exchange Act) from and against all losses, claims, damages, liabilities and expenses (including, but not limited to, reasonable attorneys' fees) (collectively, “Losses”) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Resale Registration Statement, any related preliminary prospectus, prospectus or free writing prospectus, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or any violation by the Company of any federal or state securities laws, except that the Company shall not be liable for any indemnification under this Section 4 to the extent such Losses are caused by or contained in any information furnished in writing to the Company by such seller expressly for use therein or by such seller's failure to deliver a copy of the prospectus or any amendments or supplements thereto after the Company has furnished such seller with a sufficient number of copies of the same.  The reimbursements required by this paragraph will be made by periodic payments during the course of the investigation or defense, promptly after bills are received or expenses incurred.

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(b)           Each seller of Registrable Shares will indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from any untrue statement or alleged untrue statement of a material fact contained in the Resale Registration Statement, any related preliminary prospectus, prospectus or free writing prospectus, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information so furnished in writing by such seller; provided that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Shares, and the liability of each such seller of Registrable Shares will be in proportion to the number of Registrable Shares sold by each such seller divided by the total number of Registrable Shares included in such registration statement, and provided further that such liability will be limited to, in any event, the net amount received by such seller from the sale of Registrable Shares pursuant to such registration statement.

(c)           If any action is brought in respect of which indemnity may be sought pursuant hereto, the Person seeking indemnification (the “indemnified party”) shall promptly notify the Person against whom indemnification is sought (the “indemnifying party”) in writing of the institution of such action (but the failure so to notify will not relieve the indemnifying party from any liability that it may have to the indemnified party hereunder to the extent the indemnifying party is not materially prejudiced as a result thereof, and in no event shall it relieve the indemnifying party from any liability it may have otherwise than pursuant to this Section 4), and the indemnifying party shall assume the defense of such action, including the employment of counsel reasonably satisfactory to the indemnified party or parties and payment of expenses.  The indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of indemnified party or parties unless (A) the employment of such counsel shall have been authorized in writing by the indemnifying party, (B) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party or parties within a reasonable time or (C) such indemnified party or parties shall have reasonably concluded (based on the advice of counsel) that there may be defenses available to it or them which are different from or additional to those available to the indemnifying party and may present a conflict for counsel representing the indemnified party or parties and the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the indemnifying party and paid as incurred (it being understood, however, that the indemnifying party shall not be liable for the fees and expenses of more than one separate counsel (in addition to local counsel) for the indemnified parties in any one action or series of related actions in the same jurisdiction representing the indemnified parties who are parties to such action).  Anything in this paragraph to the contrary notwithstanding, the indemnifying party shall not be liable for any settlement effected without its written consent unless the indemnifying party shall have failed to assume the defense of such action or reimburse the indemnified party for fees and expenses of counsel as contemplated by this paragraph within 30 days after receipt by the indemnifying party of the request therefor.  An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment in any action in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of the indemnified parties from all liability arising out of the action.

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(d)           If the indemnification provided for in this Section 4 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the fullest extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the matters that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact related to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement of omission; provided, that in no event shall the amounts payable in indemnity by a seller of Registrable Shares exceed the net proceeds received by such seller in the registered offering out of which such indemnification arises. No party guilty of fraudulent misrepresentation under Section 11(f) of the Securities Act shall be entitled to contribution under this Section 4.

5.           Transfer or Assignment.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including, without the need for an express assignment or any consent by the Company, subsequent holders of the Sellers’ Shares.

6.           Reports Under The 1934 Act.

With a view to making available to Sellers the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit Seller to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees to:

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(a)           make and keep public information available, as those terms are understood and defined in Rule 144;

(b)           file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(c)           furnish to Sellers so long as Sellers own Registrable Shares, promptly upon request, (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit Seller to sell such securities pursuant to Rule 144 without registration.

7.           Miscellaneous.

(a)           Remedies.  The Company and Sellers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b)           Jurisdiction.  THE PARTIES MUTUALLY IRREVOCABLY AND UNCONDITIONALLY AGREE (I) THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF ILLINOIS, AND THAT THE PARTIES SHALL BE SUBJECT TO THE JURISDICTION OF SUCH COURTS, AND (II) THAT SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, SHALL CONSTITUTE PERSONAL SERVICE.  NOTHING IN THIS SECTION 7(b) SHALL AFFECT OR LIMIT ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  THE COMPANY AND SELLERS EACH WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 7(b).

(c)           Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing by facsimile, electronic transmission, mail or personal delivery and shall be effective upon actual receipt of such notice.  The addresses for such communications shall be:

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to the Company:

ISCO International, Inc.
1001 Cambridge Drive
Elk Grove Village, Illinois 60007
Telephone:  (847) 391-9400
Facsimile:   (847) 391-5015
Attention::  Frank Cesario
E-mail: frank.cesario@iscointl.com

with a copy to:

Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, Pennsylvania 19312
Telephone:  (610) 640-7800
Facsimile:  (610) 640-7835
Attention:  Michael P. Gallagher, Esq.
E-mail: GALLAGMP@pepperlaw.com

to Sellers:

Clarity Communications Systems Inc.
2640 White Oak Circle
Aurora, IL 60502
Attention:  President and Chief Executive Officer
Telephone:  (630) 499-1234
Telecopy:  (630) 499-1230
Email: jfuentes@claritycsi.com

with a copy to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, IL 60606-4637
Attention: William R. Kucera
Telephone: (312) 701-7296
Telecopy (312) 706-8138
Email: wkucera@mayerbrown.com

Any party hereto may from time to time change its address for notices by giving at least five days’ written notice of such changed address to the other parties hereto.

(d)           Waivers.  No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

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(e)           Execution in Counterpart.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

(f)           Signatures.  Facsimile signatures shall be valid and binding on each party submitting the same.

(g)           Entire Agreement; Amendment.  This Agreement, together with the Merger Agreement, and the agreements and documents contemplated hereby and thereby, contains the entire understanding and agreement of the parties.

(h)           Governing Law.  This Agreement and the validity and performance of the terms hereof shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts executed and to be performed entirely within such state.

(i)           Jury Trial.  EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY.

(j)           Titles.  The titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(k)           No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

(l)           Third Party Beneficiaries.  Each holder of Registrable Shares shall be a third party beneficiary to the agreements made hereunder between the Company, on the one hand, and Sellers, on the other hand, and shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights hereunder.

[Signature Page Follows]

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In Witness Whereof, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ISCO INTERNATIONAL, INC.

By:
Name:
Title:

SELLERS

By:
Name: